UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2015

The 2015 Annual Meeting of Stockholders (Annual Meeting) of YRC Worldwide Inc. (we, us, our or the Company) will be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas 66211, on Tuesday, April 28, 2015 at 10:00 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of seven members of our Board of Directors named in the accompanying proxy statement;

Proposal 2:	advisory vote to approve named executive officer compensation;

Proposal 3:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015;

and transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 3, 2015 as the record date for determining holders of record (Stockholders) of our common stock, par value $0.01 per share, Series A Voting Preferred Stock, par value $1.00 per share, and 10% Series B Convertible Senior Secured Notes due 2015 entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our Stockholders instead of a printed copy of the proxy statement and our 2014 annual report. The notice provides instructions on how to access those materials on the Internet and how to obtain printed copies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

James L. Welch

Chief Executive Officer

Overland Park, Kansas

March 18, 2015

YRC WORLDWIDE INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

10990 Roe Avenue

Overland Park, Kansas 66211

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2015 Annual Meeting of Stockholders (Annual Meeting), to be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas, at 10:00 a.m., Central Time, on Tuesday, April 28, 2015, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is 913.696.6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website address is www.yrcw.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our and the Company refer to YRC Worldwide Inc. and, unless the context requires otherwise, its subsidiaries.

On or before March 18, 2015, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our common stock, par value $0.01 per share (Common Stock), Series A Voting Preferred Stock, par value $1.00 per share (Series A Preferred Stock), and 10% Series B Convertible Senior Secured Notes due 2015 (Series B Notes).

Throughout this proxy statement, holders of our Common Stock and the Series A Preferred Stock are referred to collectively as Securityholders and holders of our Series B Notes are referred to as Series B Noteholders. The Common Stock, Series A Preferred Stock, and Series B Notes are referred to collectively as Securities and our Securityholders and Series B Noteholders are referred to collectively as Stockholders.

Questions and Answers

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a Stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	this proxy statement; and

•	our 2014 annual report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making this proxy statement and our 2014 annual report available to Stockholders electronically on the Internet. On March 18, 2015, we began mailing the Notice to Stockholders of record as of the record date. Holders of our Securities will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1.800.884.4225 or at www.computershare.com/contactus.

What am I voting on?

Our Board is soliciting your vote for:

Proposal 1: the election of seven members of our Board of Directors;

Proposal 2: advisory vote to approve named executive officer compensation; and

Proposal 3: ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for 2015.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the seven directors (Proposal 1);

•	FOR the approval, on a non-binding basis, of the compensation of our named executive officers (Proposal 2); and

•	FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2015 (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on March 3, 2015 (record date) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. Pursuant to our Amended and Restated Certificate of Incorporation (Certificate), Series B Noteholders are entitled to vote on an as-converted-to-common stock basis, subject to certain limitations described below, on all matters on which our holders of Common Stock are entitled to vote.

How many votes do I have?

On the record date, there were 30,839,924 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Securityholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the record date.

On the record date, there were $17,319,125 in aggregate principal amount outstanding of the Series B Notes after giving effect to the conversion of Series B Notes into Common Stock through the record date. Pursuant to our Certificate and the indentures governing the Series B Notes, our Series B Noteholders are entitled to vote on an as-converted-to-common stock basis on all matters on which our Common Stockholders are entitled to vote, subject to certain limitations described below. Each holder of Series B Notes is entitled, on an as-converted-to-common stock basis, to 53.9567 shares of Common Stock per $1,000 principal amount of Series B Notes held on the record date. However, as described in our Certificate and the Series B Notes indentures, in order to comply with NASDAQ Listing Rule 5640, each holder of Series B Notes is limited to 0.0594 votes for each share of Common Stock on an as-converted-to-common stock basis. On the record date, the holders of Series B Notes collectively held 55,508 votes.

We refer to the total number of votes represented by our outstanding Securities as our total voting power. As of the record date, our Securityholders held approximately 98.2% and our Series B Noteholders held approximately 1.8% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

•	Securities of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares of Common Stock, and we sent the Notice directly to you. If you are the record holder of the Series A Preferred Stock, we sent the Notice directly to you. If your Series B Notes are registered directly in your name, you are considered the holder of record of those Series B Notes, and we sent the Notice directly to you.

•	Beneficial Owner of Securities. If your Securities are held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Securities, and the Notice was sent either directly to you or was forwarded to you by your nominee. The nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Securities held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.

•	By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 10:59 p.m., Central Time, on April 27, 2015 to be counted.

If I am a beneficial owner of Securities held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of Securities held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Securities. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. If you requested printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 10:59 p.m., Central Time, on April 27, 2015 to be counted.

How do I vote if I own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of International Brotherhood of Teamsters employees?

If you hold shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters (IBT) employees, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on your behalf. Under the Teamster-National 401(k) Savings Plan, however, you have pass-through voting rights based on the number of shares of Common Stock allocated to your account. You may exercise your pass-through voting rights on the Internet at www.proxyvote.com, or by calling 1.800.690.6903 and following the instructions provided. If you requested printed copies of the proxy materials by mail, you may also vote by mail by marking, signing and dating the enclosed card and returning it as soon as possible in the enclosed envelope. Please note that because you do not own our Common Stock, you are not entitled to attend our Annual Meeting and vote in person. If you fail to give timely voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions are received. Your vote must be received by 10:59 p.m., Central Time, on April 21, 2015 to be counted.

What happens if I do not give specific voting instructions?

•	Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

•	Beneficial Owners of Securities. If you are a beneficial owner of Securities and do not provide the nominee that holds your Securities with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Securities on that matter. This is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 3 (ratification of the appointment of KPMG) is a proposal we believe is routine.

Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve named executive officer compensation) are proposals we believe are non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether our Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of seven directors	Each director must be elected by a plurality of the votes cast. This means the seven nominees who receive the greatest number of FOR votes will be elected.

Proposal 2 Advisory vote on named executive officer compensation	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Ratification of the appointment of KPMG as our independent registered public accounting firm for 2015	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

What is the effect of the advisory vote?

As an advisory vote, Proposal 2 is not binding on our Board or Compensation Committee and the final decision on the matters covered by Proposal 2 remains with them. We value your opinion on this important issue, however. Approximately 85% of the total votes cast on the proposal at our 2014 Annual Meeting were voted for the proposal. Our Compensation Committee appreciated this level of support for its compensation philosophy and will consider the results of the advisory vote on Proposal 2 when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We have retained Morrow & Co., LLC to assist in soliciting proxies for a fee of $7,500, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Securities their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Stockholder Proposals and Communications with our Board

Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), provides that we must receive Stockholders’ proposals intended for presentation at the 2016 annual meeting of our stockholders (2016 Annual Meeting) by November 19, 2015 to be eligible for inclusion in the proxy statement for the 2016 Annual Meeting. All other Stockholder proposals should be submitted in writing to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Stockholders who wish to present a proposal for consideration must submit the proposal in accordance with the advance notice provisions of our Bylaws. Stockholder proposals submitted for consideration at the 2016 Annual Meeting will be considered not properly submitted, and will be out of order, unless we receive notice of the proposal not less than 60 days nor more than 90 days prior to the date of the 2016 Annual Meeting, as provided in our Bylaws. If, however, we give less than 70 days’ notice or prior public disclosure of the date of the 2016 Annual Meeting, then, to be timely, we must receive notice of a Stockholder proposal by the 10th day following the day we provide notice of, or publicly disclose, the date of the 2016 Annual Meeting. We may use our discretionary authority to preclude any Stockholder proposal received after that time from presentment at the 2016 Annual Meeting.

Director Nominations

Stockholders who wish to nominate qualified candidates for election to our Board may write our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Each Stockholder nomination must provide the following information about the candidate:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment; and

•	number of shares of our Common Stock beneficially owned.

To be considered at the 2016 Annual Meeting, we must receive your nomination not less than 14 days nor more than 50 days prior to the date of the 2016 Annual Meeting. If, however, we give less than 21 days’ notice of the date of the 2016 Annual Meeting, we must receive your nomination by the seventh day following the day we provide notice of the 2016 Annual Meeting date. Our Governance Committee uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this proxy statement when considering nominees for director, including nominees submitted by Stockholders.

We reserve the right to require any Stockholder nominee to complete and sign a Director & Officer Questionnaire as a condition for such nomination.

Communication with the Board

We encourage any Stockholder who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Our Secretary will assure that the Governance Committee Chairman receives your correspondence.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple Stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.800.542.1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies furnished to us of reports persons are required to file under Section 16(a) of the Exchange Act, we believe that for the year ended December 31, 2014 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act, except for a Form 4 with respect to the initial grant of restricted stock units to one of our directors, Mr. Davidson.

Security Ownership of Management and Directors

Shares of our Common Stock that our named executive officers (NEOs), directors and executive officers owned as of March 3, 2015, except as otherwise noted, include:

•	Common Stock in which they may be deemed to have a beneficial interest; and

•	restricted Common Stock subject to our Amended and Restated 2011 Incentive and Equity Award Plan (2011 Plan).

All of the NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

Name	Shares of Common Stock Beneficially Owned as of 3/3/15		Shares the Person has Right to Acquire on or Prior to 5/2/15	Total beneficial Ownership		Percentage of Class (1)
James L. Welch	436,846	(2)	—	436,846	(2)	1.4%
Jamie G. Pierson	218,348	(2)	—	218,348	(2)	*
Michelle A. Friel (3)	52,757		—	52,757		*
Darren D. Hawkins	23,444	(2)	—	23,444	(2)	*
Scott D. Ware	19,445	(2)	—	19,445	(2)	*
Raymond J. Bromark (4)	5,000		—	5,000		*
Douglas A. Carty (4)	—		—	—		*
William R. Davidson (5)	—		—	—		*
Matthew A. Doheny (4)	—		—	—		*
Robert L. Friedman (4)	—		—	—		*
James E. Hoffman (4)	—		—	—		*
Michael J. Kneeland (4)	—		—	—		*
James F. Winestock (6)	29,542		—	29,542		*
All directors and executive officers as a group (16 Persons)	804,208		—	804,208		2.6%

*	Indicates less than 1% ownership.
(1)	Based on 30,839,924 shares of our Common Stock issued and outstanding as of March 3, 2015. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time within 60 days of March 3, 2015 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2)	Includes unvested shares of restricted Common Stock as of March 3, 2015.
(3)	Ms. Friel separated from the Company as of January 2, 2015. Any stockholdings shown are as of such date.
(4)	Does not include 29,250 shares of Common Stock that were issuable upon the vesting of certain restricted stock units (RSUs), the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board, and does not include 9,298 shares of Common Stock underlying unvested RSUs.
(5)	Does not include 4,805 shares of Common Stock underlying unvested RSUs.
(6)	Does not include 4,708 shares of Common Stock that were issuable upon the vesting of certain RSUs, the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until Mr. Winestock ceases to be a member of our Board, and does not include 9,298 shares of Common Stock underlying unvested RSUs.

Security Ownership of Certain Beneficial Owners

As of March 3, 2015, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than five percent of our Common Stock were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned as of 3/3/15	Shares the Person has Right to Acquire on or Prior to 5/2/15	Total beneficial Ownership	Percentage of Class (1)
Affiliates of Avenue Capital Management II, L.P. (2) 399 Park Avenue, 6th floor New York, New York 10022	7,273,125	—	7,273,125	23.6%

Affiliates of RIMA Senvest Management, LLC (3) 540 Madison Avenue, 32nd Floor New York, New York 10022	1,747,530	850,000	2,597,530	8.4%

Affiliates of Amici Capital, LLC (4)	2,397,578	—	2,397,578	7.8%

(1)	Based on 30,839,924 shares of our Common Stock issued and outstanding as of March 3, 2015, plus the number of shares of our Common Stock deemed outstanding with respect to individual holders pursuant to Exchange Act Rule 13d-3(d)(1).
(2)	The securities reported in this table are based on a Schedule 13D/A filed on August 8, 2014 by the Avenue Capital Group. The securities reported in this table are held by Avenue Investments, L.P., a Delaware limited partnership (Avenue Investments), Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership (Avenue Spec VI), Avenue International Master, L.P., a Cayman Islands exempted limited partnership (Avenue International), Managed Accounts Master Fund Services – MAP 10 (MAP 10) and Avenue Special Opportunities Fund I, L.P., a Delaware limited partnership (Avenue Special Opportunities and together with Avenue Investments, Avenue Spec VI, Avenue International, and MAP 10, the Avenue Funds). Avenue Partners, LLC, a New York limited liability company (Avenue Partners), is the general partner of Avenue Investments and a shareholder of Avenue International Master GenPar, Ltd., a Cayman Islands exempted company (Avenue International GenPar). Avenue Capital Partners VI, LLC, a Delaware limited liability company (Avenue Capital VI), is the general partner of Avenue Spec VI. GL Partners VI, LLC, a Delaware limited liability company (GL VI), is the managing member of Avenue Capital VI. Avenue International GenPar is the general partner of Avenue International. Avenue SO Capital Partners I, LLC, a Delaware limited liability company (Avenue SO Capital Partners) is the general partner of Avenue Special Opportunities. GL SO Partners I, LLC, a Delaware limited liability company (GL SO Partners I) is the managing member of Avenue SO Capital Partners. Avenue Capital Management II, L.P., a Delaware limited partnership (Avenue Capital Management II), is an investment adviser to each of the Avenue Funds. Avenue Capital Management II GenPar, LLC, a Delaware limited liability company (GenPar), is the general partner of Avenue Capital Management II. Marc Lasry is the managing member of GL VI, Avenue Partners, GL SO Partners I, and GenPar. The 7,273,125 shares of our Common Stock reported in this table as beneficially owned by affiliates of Avenue Funds represent 1,337,155 shares of Common Stock held by Avenue Special Opportunities; 3,458,611 shares of Common Stock held by Avenue Spec VI; 1,676,524 shares of Common Stock held by Avenue International; 91,968 shares of Common Stock held by MAP 10; and 708,867 shares of Common Stock held by Avenue Investments.
(3)

The securities reported in this table are based on a Schedule 13G/A filed on February 17, 2015 by RIMA Senvest Management, LLC. The 2,597,530 shares of our Common Stock reported in this table are beneficially owned by RIMA Senvest Management, LLC and Richard Mashaal and include 850,000 shares of Common Stock issuable upon exercise of call options. The reported securities are held in the accounts of Senvest Master Fund, L.P. and Senvest International L.L.C. (the Investment Vehicles). RIMA Senvest

Management, LLC serves as investment manager and general partner of Senvest Master Fund, L.P. Richard Mashaal is the managing member of RIMA Senvest Management, LLC and is president of, exercising investment and voting powers over, Senvest International L.L.C. Mr. Mashaal may be deemed to have voting and dispositive powers over the shares of Common Stock held by the Investment Vehicles. RIMA Senvest Management, LLC may be deemed to beneficially own the securities held by Senvest Master Fund, L.P. by virtue of RIMA Senvest Management, LLC’s position as investment manager and general partner of Senvest Master Fund, L.P. Mr. Mashaal may be deemed to beneficially own the securities held by the Investment Vehicles by virtue of Mr. Mashaal’s status as the managing member of RIMA Senvest Management, LLC and his investment and voting powers over Senvest International L.L.C. None of the foregoing should be construed in and of itself as an admission by RIMA Senvest Management, LLC and Richard Mashaal as to beneficial ownership of the shares of Common Stock reported herein.
(4)	The securities reported in this table are based on a Schedule 13G/A filed on February 17, 2015 by Amici Capital, LLC. The 2,397,578 shares of our Common Stock reported in this table are beneficially owned by Amici Capital, LLC and Paul E. Orlin. Paul E. Orlin is the Managing Member of Amici Capital, LLC.

PROPOSAL 1

PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our Stockholders will elect seven directors to hold office until the 2016 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board.

Raymond J. Bromark Director since July 22, 2011	69

Retired (since 2006); PricewaterhouseCoopers LLP (accounting and advisory services): (1967 – 2006), Head of Professional, Technical, Risk and Quality Group (2000 – 2006), Global Audit Partner (1994 – 2000), Deputy Vice Chairman, Audit and Business Advisory Services (1990 –1994), Audit Partner (1980 – 1990), and consultant (2006 – 2007); Current Director: CA, Inc. (information technology management software and services); Tesoro Logistics GP, managing General Partner of Tesoro Logistics LP (crude oil and refined products logistics); Former Director: World Color Press Inc. (commercial printing) (2009 – 2010).

Mr. Bromark draws on his extensive experience in accounting, auditing, financial reporting and compliance, and regulatory affairs; deep understanding of financial controls and familiarity with large public company audit clients; experience in leadership positions at PricewaterhouseCoopers LLP; and experience as a current or former director, including audit committee chairman, of other public companies to provide important guidance to our Board on financial reporting and accounting issues affecting our Company.

Matthew A. Doheny Director since July 22, 2011	44

North Country Capital LLC (private investment firm): President (since 2011); Candidate for U.S. House of Representatives (2010 and 2012); Fintech Advisory Inc. (private investment firm): Portfolio Manager (2008 –2010); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Current Director: Affinity Gaming (casino operator), R.A. Holdings Corp., Eastman Kodak Co. (printing technology), Residential Capital, LLC; Former Director: BridgeStreet Worldwide, Inc. (corporate housing provider).

Mr. Doheny’s financial expertise and experience as an investor in financial and operational turnarounds are a source of valuable insight to our Board on our financial structure and turnaround strategy.

Robert L. Friedman Director since July 22, 2011	71	The Blackstone Group LP (investment and financial advisory firm): Senior Advisor (since 2012), Senior Managing Director (1999 – 2012), Chief Legal Officer (2003 – 2010) and Chief Administrative Officer (2003 –2007); Simpson Thacher & Bartlett (legal services): Partner (1975 – 1999); Current Director: Axis Capital Holdings Ltd. (insurance and reinsurance), Orbitz Worldwide, Inc. (travel products and services), TRW Automotive Holdings Inc. (automobile systems, components and modules); Former Director: Corp Group Banking S.A. (banking), FGIC Corporation (insurance), Northwest Airlines, Inc. (airline) and The India Fund, Inc. (closed end mutual fund).

		Mr. Friedman has a unique combination of experience as a corporate lawyer and outside counsel to public companies and their boards on corporate governance and other legal matters, experience in financial and investment analysis as a senior officer of a leading investment firm, and experience as a current or former director of other public companies. Mr. Friedman draws on this experience to provide valuable guidance to our Board on our corporate governance, financial management, and legal and regulatory affairs.

James E. Hoffman Director since July 22, 2011	62

2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (since 2008); Alliant Energy Business Development: Executive Vice President; Alliant Energy Resources, a subsidiary of Alliant Energy Corporation (electric and natural gas services): President (1998 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990). Mr. Hoffman is also a past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership and restructuring and other board experience inform his counsel to the Board on the financial and operational issues we face and contribute to his effectiveness as our Board Chairman.

Michael J. Kneeland Director since July 22, 2011	61

United Rentals, Inc. (equipment rental): President, Chief Executive Officer and Director (since 2008), Interim Chief Executive Officer (2007 – 2008), Executive Vice President and Chief Operating Officer (2007), Executive Vice President – Operations (2003 – 2007), Regional Vice President (2000 – 2004), and District Manager (1998 – 2000).

Mr. Kneeland is experienced in a number of substantive areas affecting our Company, including logistics, information technology, real estate, risk management, human resources and public company oversight and governance, from his tenure at a large, publicly-held corporation. Mr. Kneeland draws on this experience to provide our Board with valuable perspectives on the operational and strategic issues we face.

James L. Welch Director since July 22, 2011	60

YRC Worldwide Inc.: Chief Executive Officer (since 2011); Dynamex Inc. (transportation and logistics services): President and Chief Executive Officer (2008 – 2011); JHT Holdings (truck transportation): Interim Chief Executive Officer (2007 – 2008); Yellow Transportation (subsidiary of our Company): President and Chief Executive Officer (2000 – 2007), and various other positions (1978 – 2000); Current Director: SkyWest Inc. (regional airline) and Erickson Air Crane, Inc. (manufacturing and operating); Former Director: Dynamex Inc., Spirit AeroSystems Holdings Inc. (commercial airplane assemblies and components), and Roadrunner Transportation (transportation and logistics services).

Mr. Welch has front line senior executive experience in our industry and is a 30-year veteran of our Company. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, strategies, challenges and opportunities. Mr. Welch’s leadership skills have been crucial in developing and leading our turnaround strategy, reinvigorating our corporate culture and employee morale, returning our Company to operating profitability, and building an effective leadership team.

James F. Winestock Director since July 22, 2011	63

Retired (since 2009); United Parcel Service, Inc. (package delivery and freight transportation): Senior Vice President for U.S. Operations (2004 – 2009), President and Chief Operating Officer, North Central Region (2000 – 2004), President and Chief Operating Officer, Midwest Region (1998 – 2000), and various other positions (1969 – 1998); Current Director: FirstGroup plc (train and bus transportation).

Mr. Winestock draws on his knowledge of the transportation industry, gained from over 40 years’ leadership experience at United Parcel Service, to provide our Board with valuable perspectives on the opportunities and challenges facing our industry and our operational, management and strategic issues.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive a plurality of the votes cast by Stockholders present in person or represented by proxy voting together as a single class at the Annual Meeting.

Abstentions and broker non-votes will not be treated as votes cast for or against Proposal 1, and will therefore have no effect on the outcome of Proposal 1.

Directors Selected by the Holder of our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, the IBT, as the holder of our Series A Preferred Stock, has the right to select two directors (Series A Directors) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. The holder of the Series A Preferred Stock has sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his selection. STOCKHOLDERS DO NOT VOTE ON THE SELECTION OF SERIES A DIRECTORS.

Douglas A. Carty Director since July 22, 2011	58

Switzer-Carty Transportation Inc. (transportation): Chairman (since 2011); First Group America (transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems); and Points International Ltd. (internet-based loyalty reward program management platform).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. These inform his advice to our Board on the financial and operational issues we face.

William R. Davidson Director since July 8, 2014	67

Trucking Management, Inc. (multi-employer bargaining arm of the unionized general freight trucking industry): Senior Director (since 2013); Retired, though acting consultant in the trucking industry (2009 – 2013); Roadway Express, Inc. (motor freight carrier company): Corporate Vice President (2003 – 2009), Area Vice President of Labor Relations, Southern Division (1994 – 2003), Western Division (1985 – 1994).

Mr. Davidson draws on his experience and knowledge of the trucking business with over 40 years in the industry. These inform his expertise in operational, union and labor relations matters.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to our Certificate; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

On February 27, 2014, Harry J. Wilson resigned from his position as a Series A Director. The holder of the Series A Preferred Stock exercised its sole right to select a director by selecting Mr. Davidson to fill the vacancy left by Mr. Wilson’s resignation.

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Audit & Ethics, Compensation, Governance and Finance Committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Anti-Bribery and Corruption Policy, among others. These governance documents were updated in 2014 to reflect regulatory developments and corporate governance trends, and provide additional guidance to our Board and its committees. Our Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Corporate Governance Structure and Function

Our Certificate provides that our Board will consist initially of nine persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole board. Our Board continues to consist of nine persons. Seven of our directors are elected annually at each Annual Meeting by our Stockholders voting together as a single class. Two Series A Directors are selected by the IBT, as the holder of our Series A Preferred Stock. So long as the Series A Preferred Stock remains outstanding, the IBT will also be able to appoint one of its selected directors to each of the Audit & Ethics, Compensation, Governance and Finance Committees of the Board, provided that such director satisfies certain independence requirements set forth in our bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions.

Our Legal Department makes continuing education opportunities available for directors to assist them in maintaining currency with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of our Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence, but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Current Board and Executive Management

Our current Board (other than Mr. Davidson who replaced Mr. Wilson as one of two Series A Directors) and senior executive management team were selected after our 2011 financial restructuring, although several members of our leadership team are Company veterans, including James L. Welch, our Chief Executive Officer (CEO), and many of the leaders of our operating subsidiaries. Jamie G. Pierson, our Chief Financial Officer (CFO), who joined us in 2011, played an important role in our 2011 financial restructuring.

Michelle A. Friel, our former Executive Vice President, General Counsel and Secretary, separated from the Company effective January 2, 2015.

Like much of our industry, we were severely affected by the 2008–2009 recession and resulting slow growth economy and their impact on customer demand. Our current management team also inherited an over-leveraged company and erosion in customer confidence and operating performance attributable in part to the difficult integration of Yellow and Roadway in 2009.

Since taking office, our current Board and management team have moved aggressively to reorganize our management structure, reinvigorate our corporate culture and employee morale, dispose of non-core assets, increase autonomy and accountability at the operating subsidiary level, and drive improvements in our efficiency, productivity, customer service, operating performance, and financial condition and liquidity, with the objective of restoring our Company to profitability. Although our Board and management have much work remaining, these initiatives have begun to show results. We recorded consolidated operating income of $45.5 million and Adjusted EBITDA, defined as “Consolidated EBITDA” in our credit facilities, of $244.5 million in 2014, compared with operating income of $28.4 million in 2013 and $24.1 million in 2012, and Adjusted EBITDA of $254.9 million in 2013 and $239.5 million in 2012. For a discussion of our use of non-GAAP financial measures and a reconciliation of Adjusted EBITDA to operating income, see pages 31–33 of our Annual Report on Form 10-K for the year ended December 31, 2014. Our Board and management will focus on execution and improvement in our operating performance throughout 2015.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives;

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our CEO and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and NASDAQ Listing Rules require that a majority of our Board be independent. Our Board has affirmatively determined that each director (other than Mr. Welch) has no material relationships with us and is therefore independent in accordance with NASDAQ Listing Rule 5605 and the Director Independence Standards included in our Guidelines on Corporate Governance.

An affiliate of Mr. Kneeland purchased approximately $54.5 thousand in ordinary course transportation services from our subsidiaries during 2014. Mr. Bromark is a director of CA, Inc., to which we paid approximately $43 thousand for the purchase and lease of computer software in 2014. Mr. Bromark also receives retirement compensation from PricewaterhouseCoopers, from which our affiliates may also receive services. Our Board evaluated these relationships and affirmatively determined they did not materially affect those directors’ objectivity or independence.

Board Diversity

Our Stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Guidelines on Corporate Governance express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board of Directors held 12 meetings during 2014. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2014, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means. All of our directors attended the 2014 Annual Meeting in person or by telephone.

Executive Sessions of Independent Directors

Our independent directors meet in regularly-scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by our Governance Committee, conduct an annual self-assessment of their effectiveness and compliance with our corporate governance documents. The results are tabulated and analyzed by the Governance Committee and used to identify and implement improvements in our governance processes.

Board Committees

Our Board of Directors has four standing committees:

•	Audit & Ethics;

•	Compensation;

•	Governance; and

•	Finance.

The Chairman of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

Our Audit & Ethics Committee met 6 times during 2014.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A) and consists of Raymond J. Bromark (Chairman), Douglas A. Carty and Robert L. Friedman. Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that Messrs. Bromark, Carty and Friedman meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1). Our Board has additionally determined that Messrs. Bromark, Carty and Friedman are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NASDAQ Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (independent auditor);

•	reviewing and discussing our financial statements with management and the independent auditor;

•	reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function; and

•	overseeing our compliance with legal and regulatory requirements.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met 7 times during 2014.

The Compensation Committee consists of Michael J. Kneeland (Chairman), William R. Davidson, Matthew A. Doheny and James E. Hoffman. Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that Messrs. Kneeland, Davidson, Doheny and Hoffman meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). The Compensation Committee members also qualify as non-employee directors under Exchange Act Rule 16b-3 and as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code). Our Compensation Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•	reviewing and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs; and

•	overseeing the management of risks related to our compensation policies and practices.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2014.

Compensation Committee Interaction with Compensation Consultants

During 2014, the Compensation Committee engaged Pearl Meyer & Partners (Pearl Meyer), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and the compensation disclosures in this proxy statement. The Compensation Committee intends to continue engaging Pearl Meyer in an advisory capacity with respect to executive compensation, including reviewing the compensation disclosures in this proxy statement. Although the Compensation Committee retains Pearl Meyer, Pearl Meyer interacts directly with our executive officers when necessary and appropriate. Pearl Meyer’s advisory services included providing industry and peer group compensation data and presenting compensation plan designs to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under NASDAQ Listing Rules with respect to advisor independence and determined that Pearl Meyer is an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including reviewing the compensation disclosures in this proxy statement. The Compensation Committee considered that Mr. Kneeland, a member of the Compensation Committee, was also director (but not a member of the compensation committee) of another company that also retained Pearl Meyer. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

Governance Committee

Our Governance Committee met 3 times during 2014.

The Governance Committee consists of James F. Winestock (Chairman), William R. Davidson and Michael J. Kneeland. Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending Board candidates;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing and approving related party transactions;

•	providing oversight of our Related Party Transaction Policy and our Securities Trading and Disclosure Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	overseeing annual evaluations of the Board and its committees; and

•	overseeing our enterprise risk management function.

Our Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board. In early 2015, the Governance Committee engaged Spencer Stuart, an outside search firm, to help identify potential director candidates and to assist by providing background information and assessments of qualifications on potential candidates.

All of the seven Board nominees identified in this proxy statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will accept director nominations from Stockholders in accordance with the stockholder nominating procedures described in Stockholder Proposals and Communications with our Board. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance guide our Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•	each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•	each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor or another when making nominating decisions. Our Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of our Board, our Director Independence Standards, and NASDAQ and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement, but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, our Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Finance Committee

Our Finance Committee met 12 times during 2014.

The Finance Committee consists of Matthew A. Doheny (Chairman), Douglas A. Carty and Robert L. Friedman. Our Board has affirmatively determined that all members of the Finance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards.

As described in its charter, the Finance Committee’s responsibilities include:

•	overseeing and reviewing our capital budgets, financing plans, financing transactions and extraordinary transactions, and recommending them for approval by the Board;

•	reviewing and approving the definitive financial terms of agreements relating to our financing transactions and significant acquisitions or divestitures that have been approved by the Board; and

•	reviewing and approving our financial policies, including cash management and borrowing and dividend policies.

Board Leadership Structure

Our Bylaws require that the offices of Chairman of the Board and CEO be held by separate individuals and our Guidelines on Corporate Governance require that the Chairman be an independent director. We believe separation of the offices of Chairman and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Chairman, and contributes to our effective governance, in part by having an independent Chairman available to counsel our CEO and facilitate his interactions with the Board. James E. Hoffman, who brings executive leadership and corporate governance experience to the Board, serves as our Chairman and leads the Board of Directors. James L. Welch brings transportation industry knowledge, experience and expertise and over 30 years’ experience with our Company to his role as our CEO.

In light of the requirement that our Chairman be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently nine members of the Board. The four standing committees—Audit & Ethics, Compensation, Governance and Finance—are an integral part of our Board leadership structure. These committees, all of whose members are independent directors, are discussed in more detail above. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly-scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have complete access to our CEO, CFO and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote stockholder value.

The Board’s Role in Risk Management

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•	the Governance Committee oversees our enterprise risk management process;

•	the Audit & Ethics Committee oversees risks related to accounting and financial reporting matters and ethics and general compliance matters; and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Governance Committee oversees management’s systems and processes for the identification, assessment and management of material risk exposures. These include:

•	business and reputational risk;

•	legal, regulatory and internal policy compliance risk;

•	information technology, governance and security risk;

•	corporate governance risk;

•	claims, workers’ compensation and accident risk;

•	fraud risk;

•	financial covenant compliance risk;

•	disclosure risk;

•	competitive and economic risk;

•	credit, liquidity and going concern risk;

•	profitability and margin risk;

•	tax risk; and

•	crisis management risk.

Management reports regularly to the Governance Committee on material risk exposures and its risk management approach, policies, systems and practices. The Governance Committee evaluates management’s risk appetite and the appropriateness of risks assumed and managed within that context. The Governance Committee reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process. The Governance Committee discusses with our Audit & Ethics Committee our accounting and financial reporting risk profile, key risk exposures and the steps management has taken to monitor and control such exposures.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee also evaluates key financial statement issues and risks, their potential effect on our financial reporting, and the process used by management to address them. The Audit & Ethics Committee reports to the full Board its analyses and conclusions regarding our accounting and financial reporting risks.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Legal Proceedings

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Securities or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Michael J. Kneeland (Chairman), William R. Davidson, Matthew A. Doheny and James E. Hoffman. Currently and at all times during 2014, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

Director Compensation

The table below provides information on the compensation of our non-management directors for the year ended December 31, 2014. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2014, other than Mr. Welch, who also served as our CEO and received no compensation for serving as a director.

Name	Retainer Fees Received in Cash ($)	Annual Award of Restricted Stock Units ($) (1)		Special Award of Restricted Stock Units ($) (3)	All Other Compensation ($) (4)	Total ($)
Raymond J. Bromark (5)	90,000	107,776		106,636	185	304,597
Douglas A. Carty (5)	75,000	107,776		106,636	185	289,597
William R. Davidson (6)	56,250	138,816	(2)	—	185	195,251
Matthew A. Doheny (5)	85,000	107,776		106,636	185	299,597
Robert L. Friedman (5)	75,000	107,776		106,636	185	289,597
James E. Hoffman (5)	125,000	107,776		106,636	185	339,597
Michael J. Kneeland (5)	85,000	107,776		106,636	185	299,597
Harry J. Wilson (7)	—	—		106,636	185	106,821
James F. Winestock (8)	85,000	107,776		106,636	185	299,597

(1)	Amounts represent the grant date fair value of the annual award of RSUs granted on April 30, 2014 under the Director Compensation Plan. No assumptions were necessary to determine the grant date fair value. Each director was granted a number of RSUs equal to $100,000 divided by $20.81 (the 30-day average closing price of our Common Stock preceding the grant date). The grant date fair value of the awards was determined by multiplying the number of RSUs granted by the closing price of our Common Stock on the grant date, which was $22.43. Each director deferred receipt of any Common Stock underlying his 2014 annual RSU award until he ceases to be a member of the Board.
(2)	Amounts represent the grant date fair value of the annual award of RSUs granted to Mr. Davidson on July 9, 2014 under the Director Compensation Plan. No assumptions were necessary to determine the grant date fair value. Mr. Davidson was granted 4,805 RSUs in accordance with the number of RSUs granted to the other directors in the April 30, 2014 annual grants. The grant date fair value of the awards was determined by multiplying the number of RSUs granted by the closing price of our Common Stock on the grant date, which was $28.89. Mr. Davidson deferred receipt of any Common Stock underlying his 2014 annual RSU award until he ceases to be a member of the Board.
(3)	Amounts represent the grant date fair value of a special award of RSUs granted on February 25, 2014 under the Director Compensation Plan. No assumptions were necessary to determine the grant date fair value. Each director was granted a number of RSUs equal to $100,000 divided by $21.24 (the 30-day average closing price of our Common Stock preceding the grant date). The grant date fair value of the awards was determined by multiplying the number of RSUs granted by the closing price of our Common Stock on the grant date, which was $22.65. Each director deferred receipt of any Common Stock underlying his special award of RSUs until he ceases to be a member of the Board.
(4)	Amounts represent reimbursement of taxes owed with respect to holiday gifts.
(5)	As of December 31, 2014, each non-management director other than Messrs. Winestock and Davidson had 38,548 RSUs allocated to his account (of which 9,298 were unvested and 29,250 were vested as of December 31, 2014).
(6)	On March 2, 2014, Mr. Wilson resigned from his position as a Series A Director. On July 8, 2014, Mr. Davidson assumed his position as a Series A Director, filling the vacancy left by Mr. Wilson. As of December 31, 2014, Mr. Davidson had 4,805 RSUs allocated to his account, all of which were unvested.
(7)	As of December 31, 2014, all of Mr. Wilson’s previously-held, vested RSUs converted to 20,551 shares of Common Stock upon his resignation from the Board.
(8)	As of December 31, 2014, Mr. Winestock had 14,006 RSUs allocated to his account (of which 9,298 were unvested and 4,708 were vested as of December 31, 2014).

Director Compensation Plan

Our Board adopted a Director Compensation Plan in 2011 and amended and restated the Director Compensation Plan in December 2013. The Director Compensation Plan describes the compensation our non-management directors are eligible to receive, consisting of:

•	an annual cash retainer of $75,000 for service on the Board ($125,000 for service as Chairman of the Board) and a cash retainer for service as a committee chair (Governance Committee – $10,000, Finance Committee – $10,000, Compensation Committee – $10,000, and Audit & Ethics Committee – $15,000). No additional compensation is paid for attendance or participation at Board or committee meetings. Committee members receive no retainers for committee service. Directors elected during the year are to receive all of their pro-rated retainer fees in cash for the year in which they are elected;

•	reimbursement of costs and expenses incurred attending Board and committee meetings;

•	on December 2, 2011, a grant of RSUs equal to $100,000 divided by $0.1134 (the original conversion ratio of our Series A Notes), adjusted proportionately to 2,939 RSUs to reflect our December 1, 2011 reverse stock split;

•	for the period from September 15, 2011 through the date of the 2012 Annual Meeting, a grant of RSUs equal to $83,333 divided by the 30-day average closing price of our Common Stock preceding the grant date, made on the first business day following the 2012 Annual Meeting; and

•	on the first business day following the date of the 2013 Annual Meeting and annually thereafter, a grant of RSUs equal to $100,000 divided by the 30-day average closing price of our Common Stock preceding the grant date.

The RSUs granted in 2011, 2012 and 2013 vested or will vest one-third on each of the grant date, the first anniversary of the grant date and the second anniversary of the grant date. The annual RSU award granted in 2014 and such annual awards granted thereafter vest one-third on the last day of the Board term in which the grant date occurs (First Vesting Date) and one-third each on the first and second anniversaries of the First Vesting Date. This change was made because the Compensation Committee decided to simplify the deferral process by granting annual RSU awards prospectively for future service rather than retroactively for past service. Because this change was disadvantageous to the non-employee directors, the Compensation Committee made a special one-time RSU award to each of the non-employee directors on February 25, 2014 equal to $100,000 divided by the 30-day average closing price of our Common Stock preceding the grant date, or 4,708 RSUs, each of which was fully-vested upon grant. Non-management directors may elect to defer receipt of any Common Stock underlying their RSUs pursuant to the terms of the Director Compensation Plan. Grants of RSUs are made pursuant to a standard form of restricted stock unit agreement for non-employee directors.

Equity Ownership Requirements

We do not have an express equity ownership requirement for non-management directors. Our Guidelines on Corporate Governance do provide that directors should have an equity ownership in our Company. Toward that end, each non-management director is paid a portion of his or her director compensation in RSUs under the Director Compensation Plan.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation program for 2014 and compensation decisions made relating to our executive compensation program for 2015.

Overview

Our executive compensation program has reflected our unique circumstances and has served to balance risk and reward as we have strived to restructure our balance sheet, return to profitability, and position the company for long-term stockholder value creation. In this regard, 2014 was a transformative year for the Company, with the following significant accomplishments:

•	We refinanced a substantial portion of our debt, which both reduced our indebtedness and extended the terms thereof, thus providing needed financing and flexibility to pursue long-term stockholder value;

•	We raised new capital through the issuance of Common Stock and convertible preferred stock, which allowed us to pay down debt and reduce financial risk by rebalancing our capital structure; and

•	We engaged in negotiations that ultimately resulted in a five year extension and amendment of our IBT collective bargaining agreement, which not only enabled us to complete the 2014 refinancing and restructuring transactions described above but also improved our cost structure and overall competiveness on a going forward basis.

These accomplishments were achieved and rewarded in early 2014, as previously disclosed in the CD&A within our proxy statement for our 2014 annual meeting of our stockholders (2014 Annual Meeting) filed with the SEC on March 18, 2014 (2014 Proxy Statement) and as discussed later within this CD&A.

Despite the critical and significant accomplishments in early 2014, and despite improvements in certain aspects of our operating performance over the prior year, we did not achieve our overall operating performance goals for 2014 evidenced by the following results:

	2013 Actual	2014 Actual	% Change	2014 Target
Revenue	$4,865 million	$5,069 million	4.2%	$5,102 million
Adjusted EBITDA	$255 million	$245 million	(3.9%)	$356 million

For a discussion of our use of non-GAAP financial measures and a reconciliation of Adjusted EBITDA to operating income, see pages 31–33 of our Annual Report on Form 10-K for the year ended December 31, 2014.

The Company’s 2014 operating performance resulted in no short-term incentive compensation being earned by the NEOs except for Mr. Ware and no performance-based component of equity grants being earned under the employment agreements of Messrs. Welch and Pierson and Ms. Friel.

Although the Company’s operating performance was below expectations, the restructuring results and operating performance improvements achieved in 2014 have created an environment where the Compensation Committee believes it can adopt a more traditional and market-based executive compensation program for 2015. Accordingly, in December 2014, the Compensation Committee terminated the non-traditional employment agreements with Messrs. Welch and Pierson and entered into separate severance agreements with each of them. Although these employment contracts were necessary and appropriate when adopted in 2011, their termination in 2014 facilitated the Company’s adoption of a more traditional and market-based executive compensation structure beginning in 2015.

As a condition to terminate these employment agreements, and to have no further obligations under these agreements in subsequent years, the Compensation Committee approved equity grants of 280,615 and 178,859 common shares to Messrs. Welch and Pierson, respectively, in December 2014. The Compensation Committee determined that no additional value was being conveyed to Mr. Welch by making the grant early and there was no reduction in retention incentives for the Company as the vesting schedule of this equity granted has largely been retained from Mr. Welch’s employment agreement. With respect to Mr. Pierson’s grant, while the timing of the equity grant and, to some degree, the vesting thereof, have been accelerated to effectuate the termination of Mr. Pierson’s employment agreement, the Compensation Committee determined that the accelerated grant and vesting of the contractually-guaranteed shares were in the best interest of the Company and still provided adequate retention incentive for Mr. Pierson. By approving the grants in this manner, the Compensation Committee was able to achieve the termination of the employment agreements, preservation of retention strength for these important executive leaders, and the ability to adopt more traditional, market-based executive compensation programs, policies, and practices in 2015.

The Compensation Committee also approved the vesting of 52,757 common shares in connection with Ms. Friel’s separation agreement, effective January 2015.

With respect to 2015 executive compensation, the Compensation Committee approved the following executive compensation structure at a February 2015 meeting:

•	reduced short-term incentive opportunities under the Company’s annual short-term incentive program as compared to 2014, but with generally the same performance measures including Adjusted EBITDA, revenue, unlevered free cash flow and safety metrics;

•	adopted a long-term incentive program consisting of performance-based restricted stock and time-based restricted stock offered under our 2011 Plan to balance the performance and retention objectives of long-term incentive compensation;

•	reinstated executive stock ownership requirements for the NEOs; and

•	approved new Executive Separation Guidelines.

The Compensation Committee believes that these 2015 pay levels, plan designs, and practices are well aligned with current market practices, will serve to continue to align executive pay with Company performance and will create appropriate incentive and reward opportunities for executive leadership without encouraging them to take unreasonable or excessive risk.

Named Executive Officers

The table below lists our NEOs for 2014, their titles during 2014, and the period during which they held those titles.

Name	Title	Period
James L. Welch	Chief Executive Officer President YRC Freight	Since July 2011 From September 2013 to February 2014

Jamie G. Pierson	Executive Vice President & Chief Financial Officer	Since November 2011

Michelle A. Friel	Executive Vice President, General Counsel & Secretary	From February 2012 to January 2, 2015

Darren D. Hawkins	President YRC Freight	Since February 2014

Scott D. Ware	President USF Holland	Since May 2012

The Role of Say-On-Pay Votes

We provide our Stockholders with the opportunity to cast an annual advisory vote on executive compensation (say-on-pay proposal). At our 2014 Annual Meeting, approximately 85% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee valued this endorsement of its executive compensation philosophy. The Compensation Committee believes the beneficiaries of our executives’ efforts should have a say in how those executives are compensated, and will continue to consider the outcome of votes on say-on-pay proposals when making future compensation decisions for our NEOs.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Compensation Committee establishes our compensation philosophy and oversees our executive compensation program. Our Board approves our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our compensation program are to:

•	Attract, retain and motivate a committed, high-performing management team;

•	Align the interests of our executives with the long-term interests of our Stockholders by tying a significant portion of NEO compensation to equity-based awards; and

•	Drive the short-term performance required to create sustainable long-term value by providing incentives tied to superior performance.

Our executive compensation program has reflected our unique circumstances and has served to balance risk and reward, but is continuing to evolve. Following our 2011 financial restructuring, our objective was to recruit and appropriately compensate a management team capable of leading our operational and financial turnaround. Recognizing that the debt reduction, refinancing and modification of our collective bargaining agreement with the IBT completed in early 2014 were necessary steps in our evolution from a turnaround situation to a company that could focus on longer term strategy and operational goals, the Compensation Committee placed more emphasis on our current operating context rather than the competitive market in setting executive compensation for 2014. The Compensation Committee sought to award compensation to reward executives for achieving continuous improvement and building long-term stockholder value, without encouraging them to take unreasonable or excessive risk.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation package for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data and advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO and other members of our executive leadership.

The Role of Benchmarking

The Compensation Committee has not historically placed much emphasis on benchmarking of executive compensation because it believed that no other companies suitable for benchmarking faced similar circumstances as we did. Nonetheless, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultants from time to time, including from its independent consultant, Pearl Meyer in both 2013 and 2014.

The competitive market data provided by Pearl Meyer was based, in part, on the following peer group that was developed by Pearl Meyer and approved by the Compensation Committee:

• Arkansas Best Corporation	• Hub Group, Inc.	• Ryder System, Inc.
• C.H. Robinson Worldwide, Inc.	• J.B. Hunt Transport Services, Inc.	• Swift Transportation Company
• Con-way, Inc.	• Landstar System, Inc.	• UTi Worldwide Inc.
• Expeditors International of Washington, Inc.	• Old Dominion Freight Line, Inc.	• Werner Enterprises, Inc.

The Compensation Committee considered the peer group information useful but of limited immediate utility given our particular facts and circumstances. Accordingly, the Compensation Committee approved a 2014 compensation structure that continued to reflect our unique situation in 2014 and gave limited consideration to the peer group data. The peer group information was more impactful in establishing the 2015 executive compensation program.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent consultant and to direct the work of any such consultant selected. In 2013 and 2014, after considering the independence criteria established by the SEC, the Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company.

Definitions of Performance Measures Used in Our Incentive Program

We use Adjusted EBITDA (in dollars), called Consolidated EBITDA in our credit facilities, as the primary performance measure for our cash and equity incentive programs for 2014 and for our cash incentive program in 2015. Adjusted EBITDA is an important measure used by management to evaluate our core operating performance and a key component of our credit agreement financial covenants. The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants are imperative for our short-term and long-term success. We also use unlevered free cash flow as a performance measure for our cash incentive program.

Adjusted EBITDA and unlevered free cash flow are non-GAAP measures. Defined in our credit facilities as “Consolidated EBITDA,” Adjusted EBITDA measures our earnings before interest, taxes, depreciation and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees, expenses associated with certain lump sum payments to our IBT employees and the impact of permitted dispositions and discontinued operations. Unlevered free cash flow is defined as our operating cash flow minus gross capital expenditures and excludes restructuring costs and interest payments on our indebtedness included in operating cash flow. Adjusted EBITDA and unlevered free cash flow are important measures used by management in evaluating our core operating performance and as such are deemed appropriate measures by our Compensation Committee in motivating executives to continue the turnaround.

We use Adjusted Return on Invested Capital (Adjusted ROIC) which is intended as a return on capital performance measure for purposes of our long-term incentive compensation beginning in 2015. Adjusted ROIC is defined as the quotient, expressed as a percentage, of our consolidated operating income (less dividends on our Common Stock, if any) and our total capital, which is the sum of the face value of our long-term debt, the par value of our outstanding Common Stock and the par value of our outstanding preferred stock, if any.

Description of Compensation Components

Base Salary

Base salary for our NEOs is based upon their experience, level of responsibility, and internal pay equity considerations among executive officers.

In 2014, the Company increased Mr. Welch’s base salary from $712,000 to $850,000 and Mr. Ware’s base salary from $350,000 to $380,000. Mr. Welch’s base salary was increased in order to recognize his leadership and to improve market competitiveness. Mr. Ware’s base salary was increased in order to improve market competitiveness.

2014 Annual Incentive Plan (2014 AIP)

The purpose of our 2014 AIP was to motivate and reward executives for short-term improvements in Adjusted EBITDA and other measures that contribute to steady increases in stockholder value. The Compensation Committee determined that performance targets should be calibrated to ensure enough “stretch” was built in to drive the level of improved performance the Compensation Committee considered desirable. The Compensation Committee established 2014 performance targets that it believed would be challenging to achieve based on the business forecast information that was available to the Compensation Committee.

The 2014 AIP incorporated separate funding and allocation formulas. The funding formulas were based entirely on Adjusted EBITDA, measured at the Company level (Consolidated) and at YRC Freight and Regional segment levels. Each incentive pool is funded only when and to the extent we achieved the pre-determined applicable threshold level. In 2014, if we achieved the threshold level of Consolidated Adjusted EBITDA, the overall incentive pool would have been $2.2 million, and if we achieved the target level of Consolidated Adjusted EBITDA, the overall incentive pool would have been $6.8 million. If we achieved Consolidated Adjusted EBITDA above the $356 million target, the overall potential incentive pool would have been increased by an amount equal to 10% of Adjusted EBITDA above $356 million, subject to a maximum overall incentive pool of $13.6 million for exceptional performance.

The following were the threshold and target Adjusted EBITDA funding levels for 2014, the actual Adjusted EBITDA levels achieved, and the associated funding earned for the year:

	Adjusted EBITDA			2014 Actual
Operating Level	Threshold	Target		Adjusted EBITDA	% Funded
Consolidated	$267 million	$356 million		$244 million	0%
YRC Freight	$150 million	$199 million		$100 million	0%
Regional Segment	$116 million	$170 million	(1)	$144 million	61%

(1)	Payment was to be made at target if Regional Segment achieved 110% of its targeted Adjusted EBITDA.

Once the funding level of each pool is determined, the amount of incentives paid is further evaluated based upon the following supplemental measures: revenue, unlevered free cash flow, and safety, measured at the Consolidated, YRC Freight, or Regional segment level, as applicable. If there is no funding of a specific pool, as was the case for the Consolidated and YRC Freight operating levels in 2014, the supplemental measures are not relevant in determining an NEO’s compensation under the 2014 AIP unless the Compensation Committee uses its discretion to award below-target discretionary bonuses to executives as circumstances warrant.

Based on the funding and allocation formulas under the 2014 AIP, the following table sets forth the actual incentives paid relative to the threshold, target, and maximum incentive opportunity for each NEO:

	2014 AIP Opportunities and Payouts
NEO	Threshold	Target	Maximum	Actual
James Welch	$510,000	$1,700,000	$3,400,000	$—
Jamie Pierson	$390,000	$1,300,000	$2,600,000	$—
Michelle Friel	$150,000	$500,000	$1,000,000	$—
Darren Hawkins	$140,000	$400,000	$800,000	$—
Scott Ware	$98,000	$280,000	$560,000	$170,520

The only NEO eligible for any incentive payout based on 2014 performance was Mr. Ware as the Regional segment incentive pool was funded while the Consolidated and YRC Freight incentive pools were not. The Compensation Committee determined not to exercise any discretion in the amount of Mr. Ware’s bonus based on supplemental measures. Accordingly, Mr. Ware received an aggregate payment of $170,520 under the 2014 AIP.

These 2014 performance results were reviewed and certified by the Compensation Committee in February 2015 and the associated incentive compensation payments were approved by the Compensation Committee thereafter. The Compensation Committee believes the absence of any 2014 AIP compensation payable to the NEOs, other than Mr. Ware, appropriately aligns 2014 short-term incentive compensation with the Company’s 2014 operating results.

2014 Equity Incentive Compensation

The purpose of equity incentive grants is to motivate greater longer term performance and to provide retention incentives for our key employees. Equity incentive awards also serve to align executive and stockholder interests and create retention incentives for key employees.

Senior Executive Equity Awards

As previously disclosed, the employment agreements for Messrs. Welch and Pierson and Ms. Friel have provided for awards of restricted Common Stock to be made annually over a period of several years. The mutual intent of these executives and the Board was that if each executive fully earned all of his or her annual performance awards, at the expiration of his or her employment agreement in 2015, he or she would have received, in total, an aggregate number of shares of Common Stock equal to 2.0%, 1.0% and 0.8%, respectively, of our outstanding Common Stock on a fully-diluted basis at such expiration date.

The Compensation Committee’s rationale for structuring the awards in this manner was that these senior executives, who were selected and charged with responsibility to lead our turnaround beginning in 2011, assumed significant risk in accepting their positions at a time when there was substantial doubt about our ability to continue as a going concern and that any increase in our enterprise value over the term of their employment agreements would be significantly attributable to their leadership. There was, therefore, appreciable upside potential if the executives’ efforts were successful but also downside risk to the value of their equity incentive opportunities if they were not successful.

In 2014, in accordance with their employment agreements that were subsequently terminated, the following equity grants were made to Messrs. Welch and Pierson and Ms. Friel:

•

In February 2014, as previously disclosed in the 2014 Proxy Statement, equity grants were made to Mr. Welch, Mr. Pierson and Ms. Friel for 120,060 shares, 60,030 shares and 51,454 shares of restricted Common Stock, respectively. Although these grants were conditioned upon achieving a minimum Consolidated Adjusted EBITDA result for 2013 that was not achieved, the Compensation Committee determined to provide discretionary equity awards in recognition of the executives’ extraordinary efforts and results in connection with the debt reduction, refinancing and modification of our collective bargaining agreement with the IBT completed in early 2014; and

•	In December 2014, as previously disclosed in a Current Report on Form 8-K filed with the SEC on January 2, 2015, equity grants were made to Mr. Welch and Mr. Pierson for 280,615 shares and 178,859 shares of restricted common stock, respectively. These grants, along with entry into separate severance agreements, were made in order to effectuate the cancelation of their employment agreements. The size of each grant represents the same number of shares that were contractually guaranteed to Messrs. Welch and Pierson under their employment contracts assuming they remained employed by the Company through the term of their employment agreements. These shares vest 20%, 60%, and 20% on February 28, 2015, July 31, 2015, and February 28, 2016, respectively.

•	In connection with Ms. Friel’s separation agreement, as previously disclosed in a Current Report on Form 8-K filed with the SEC on November 26, 2014, the Compensation Committee determined to cause the vesting of 52,757 shares of Common Stock, effective January 2015.

Equity Awards to Other NEOs

Annual equity grants to the other NEOs occur at the discretion of the Compensation Committee. In March 2014, Mr. Hawkins and Mr. Ware received awards of 30,000 time-vesting restricted shares and 10,000 time-vesting restricted shares, respectively, and in each case, 50% of the shares were immediately vested and 50% vest on the first anniversary of the grant date. The Compensation Committee made these awards partly in respect of 2013 performance as well as to encourage the executives to focus on operating company value creation that contributes to increases in consolidated value, as 50% of each award vested over time and would be forfeited if the executive voluntarily leaves us prior to the vesting.

Signing and Retention Bonus for Mr. Pierson

Prior to becoming our CFO, Mr. Pierson was an executive on the Alvarez & Marsal (A&M) team that consulted on our 2011 restructuring and had been working with us as a consultant since early 2009. He was highly knowledgeable about our financial structure and operations and was instrumental in the 2011 restructuring. Mr. Pierson had also developed business relationships with our lenders and other stakeholders. As a result, our Board felt that recruiting him to our leadership team was important to our turnaround strategy. As part of his compensation package, the Board agreed to pay Mr. Pierson a signing bonus of $640,000 upon execution of his employment agreement and to place an additional $560,000 in escrow as a retention bonus. Pursuant to the terms of the escrow arrangement, $268,000 of the retention bonus was released on December 31, 2012, $209,000 was released on December 31, 2013 and $83,000 was released on December 31, 2014.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, dental, life insurance and accidental death and dismemberment benefits, generally on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees. We provide a “flex dollars” benefit to employees that can only be applied toward the cost of their benefits. As an employee’s pay increases, the amount of “flex dollars” he or she receives decreases. Pursuant to his employment agreement, we pay the premiums for Mr. Welch’s coverage under our health and welfare plans and a $500,000 term life insurance policy.

Our NEOs may participate in our defined contribution 401(k) plan, a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (the Code), limits the contributions NEOs can make to the 401(k) plan. In 2009, in connection with union wage concessions, we suspended indefinitely Company-matching contributions under the 401(k) plan for our employees, including NEOs.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who commenced employment prior to January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Messrs. Welch and Hawkins and Ms. Friel participate in the Yellow Corporation Pension Plan based upon their service prior to that date. See Pension Benefits for a discussion of these qualified pension plans.

Severance and Other Termination-of-Employment Benefits

Messrs. Welch and Pierson are entitled to severance benefits under their December 2014 severance agreements if they are terminated without cause or resign for good reason, regardless of whether a change of control has occurred. The Compensation Committee believed providing these severance benefits was essential for their retention. In November 2014, the Company entered into a separation agreement with Ms. Friel in connection with her resignation effective January 2, 2015 which provided for certain benefits after her termination of employment. For further information regarding the severance agreements and the separation agreement, see Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements and Friel Separation Agreement.

Recipients of restricted stock awards may be entitled to accelerated vesting of those awards upon a change of control or upon termination due to death, disability or, for awards granted in 2014 or prior, retirement at or after age 65, as described in Potential Payments upon Termination or Change of Control—Restricted Stock Award Agreements below.

Executive Separation Guidelines and Severance Policy

In 2012, the Compensation Committee adopted Executive Separation Guidelines (Prior Guidelines) to assist itself in providing post-termination compensation to corporate and operating company executives. The Prior Guidelines were intended to provide guidance only, were not binding on the Compensation Committee and did not create any entitlements for executives. At December 31, 2014, the Prior Guidelines were applicable to Messrs. Hawkins and Ware, but not Messrs. Welch and Pierson who were party to severance agreements or Ms. Friel who was party to a separation agreement. See Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements and Friel Separation Agreement.

The Prior Guidelines provided that to be eligible for any post-termination compensation, the employee must have first executed a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements could vary in the Compensation Committee’s discretion, but generally a terminated executive would receive post-termination compensation in an amount equal to 100% of his or her annual base salary, payable in 12 monthly installments. The period during which the executive received post-termination compensation (Inactive Employment Period) began 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by non-union employees through the end of the Inactive Employment Period or until the terminated executive became entitled to other employer-provided health plan coverage, however, the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) ceased on the termination date.

In February 2015, the Compensation Committee adopted a new severance policy (Severance Policy) to assist itself in providing post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion, but generally executive officers who are not party to a severance agreement will be entitled to a severance of 18 months’ salary, vice presidents and above will be entitled to six months’ salary and directors and above will be entitled to three months’ salary, payable in monthly installments. Severance is payable under the Severance Policy only upon involuntary termination without cause. Change-in-control related severance amounts are paid in a lump sum. The period during which the executive receives post-termination compensation, or Inactive Employment Period, begins 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by non-union employees through the end of the Inactive Employment Period or until the terminated executive becomes entitled to other employer-provided health plan coverage, however the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) cease on the termination date. Stock awards that have not vested at the time of termination without cause or resignation for good reason are forfeited.

Compensation Decisions for 2015

During 2014 and in early 2015, the Compensation Committee engaged Pearl Meyer to assist with its review of the compensation programs for our executive officers, including our NEOs. Pearl Meyer’s advisory services included providing industry and peer group compensation data and presenting compensation plan designs to the Compensation Committee for consideration. In establishing the 2015 executive compensation program, the Compensation Committee determined that in transitioning the Company from a turnaround situation to implementing longer term strategy and operational goals, our executive compensation structure should be more market-based. Accordingly, our Compensation Committee authorized and implemented certain design changes described below.

Compensation components will continue to include base salary, annual cash incentive compensation as short-term incentive compensation and equity-based incentive compensation as long-term incentive compensation, with market-based target compensation such that:

•	base salary is targeted to be at the 50th percentile of market and is designed to provide fair and competitive fixed compensation for the executive’s position;

•	total cash compensation which is comprised of target base salary plus target short-term incentive opportunity is targeted to be between the 50th and 75th percentile of market, reflecting a desired emphasis on performance-based pay opportunities. Actual total cash compensation will be higher or lower than target compensation based on Company and executive performance relative to pre-determined goals; and

•	annual equity grant values will yield target total direct compensation between the 50th and 75th percentile of market.

Accordingly, in February 2015, the Compensation Committee approved the following changes to NEO compensation:

•	reduced annual incentive opportunities as compared to 2014;

•	implemented annual equity grant value guidelines (as opposed to equity grants based on contractual arrangements); and

•	established a long-term equity-based compensation program (LTIP) design, consisting of 50% time-based restricted stock and 50% performance-based restricted stock awarded under our 2011 Plan tied to Adjusted ROIC, to balance the performance and retention objectives of long-term incentive compensation.

The equity-based compensation will continue to be awarded under our 2011 Plan, which plan and performance measures were approved by our Stockholders at our 2014 Annual Meeting.

The following sets forth the 2015 compensation structure for our continuing NEOs at target:

Continuing NEO	Base Salary	2015 AIP[1]		Total Cash	2015 LTIP1 2		Total Compensation	2015 Target Pay Mix
		% Salary	$ Amount		% Salary	$ Amount		Base	AIP	LTIP
James Welch	$850,000	125%	$1,062,500	$1,912,500	300%	$2,550,000	$4,462,500	19%	24%	57%
Jamie Pierson	$612,000	100%	$612,000	$1,224,000	150%	$918,000	$2,142,000	29%	29%	43%
Darren Hawkins	$450,000	100%	$450,000	$900,000	100%	$450,000	$1,350,000	33%	33%	33%
Scott Ware	$380,000	100%	$380,000	$760,000	100%	$380,000	$1,140,000	33%	33%	33%

[1]	Actual incentive of the 50% of the LTIP award comprising performance-based restricted stock can range from 0% to 200% of 50% of target.
[2]	Represents the target grant value of equity. The actual value of the equity will depend on Company performance and stock price performance.

The 2015 Annual Incentive Plan (2015 AIP) continues to be funded by Adjusted EBITDA performance relative to pre-determined goals as established by the Compensation Committee, and the allocation of any earned incentives will continue to be based on the additional supplemental measures of revenue, unlevered free cash flow and safety metrics. The 2015 target incentive pool is $3.9 million. The incentive pool may exceed target proportionately as Adjusted EBITDA performance warrants, with a maximum incentive pool of $7.8 million for exceptional performance.

The 2015 LTIP consists of time-based restricted stock and performance-based restricted stock, weighed equally and awarded under our 2011 Plan. The restricted shares vest ratably over three years. The performance-based shares have a one-year performance period and a three-year vesting period. The amount earned will be determined after the first year based on actual performance as compared to pre-determined performance measures and goals as established by the Compensation Committee with vesting one-third upon being earned and one-third per year over the subsequent two years.

The Compensation Committee does not have the discretion to adjust the performance achievement upward for any measurement period.

The Compensation Committee believes that (1) the 2015 NEO compensation structure is market competitive, (2) the pay mix emphasizes variable compensation over fixed compensation and long-term incentives over short-term incentives and (3) the variable pay will serve to link pay with performance and align executive and Stockholder interests and (4) allow the Company to continue attracting and retaining management talent.

Executive Stock Ownership Guidelines

In February 2015, we implemented executive stock ownership guidelines that require certain officers to own the number of shares of our Common Stock equal to the lesser of (a) a market value equal to a specified multiple of base salary and (b) the fixed number of shares owned at the time the guidelines were adopted or at the time a new executive is added to the guidelines. All executive officers are subject to the executive stock ownership guidelines. The required salary multiple for each such executive is 3.0, except for our chief executive officer, whose required salary multiple is 6.0. Each executive must comply with the executive stock ownership guidelines by the fifth anniversary of its adoption. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results, but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

Section 10D of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires public companies to recover, on a no-fault basis, incentive compensation amounts based upon financial results that are required to be restated due to material noncompliance with financial reporting requirements, and directs the SEC to adopt rules providing for such recoveries. The SEC has yet to adopt its 10D rules. Messrs. Welch and Pierson agreements with the Company provided that equity incentive awards made thereunder would be subject to clawback under Section 10D upon adoption of the SEC’s 10D rules. The Compensation Committee intends to update its clawback policy accordingly when the new rules are adopted.

Limitations on Deductibility of Executive Compensation

Code Section 162(m) places a $1 million limit on the amount of compensation we may deduct for federal income tax purposes in any year with respect to certain executive officers. Certain performance-based compensation and certain other stockholder-approved compensation are not subject to the deduction limit. We believe we have qualified certain compensation for deductibility under Code Section 162(m), including certain executive officer compensation expense related to incentive compensation under our 2011 Plan. We may from time to time pay compensation to our executive officers that may not be deductible for federal income tax purposes if consistent with our executive compensation philosophy and objectives.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Committee Report

In 2014, our Compensation Committee was composed entirely of independent directors, as defined by NASDAQ Listing Rule 5605(d)(2)(A), our Director Independence Standards, and Exchange Act Rule 10C-1(b)(1). The Compensation Committee consists of Messrs. Kneeland (Chair), Davidson, Doheny and Hoffman.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based upon such review and discussion, the Compensation Committee recommended to our Board that Compensation Discussion and Analysis be included in this proxy statement.

Michael J. Kneeland, Chair William R. Davidson Matthew A. Doheny James E. Hoffman

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Executive Compensation

The tables below provide information on our NEO compensation in 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
James L. Welch	2014	815,500	—		9,855,537	—	—	109,000	14,988	10,795,025
Chief Executive Officer	2013	712,000	875,000	(5)	569,335	—	—	—	14,295	2,170,630
	2012	701,500	—		893,136	—	250,000	98,000	25,688	1,968,324

Jamie G. Pierson	2014	612,000	83,000	(6)	6,181,926	—	—	—	108,325	6,985,251
Executive Vice President	2013	612,000	1,034,000	(7)	270,153	—	—	—	83,070	1,999,223
& Chief Financial Officer	2012	601,500	268,000	(8)	—	—	250,000	—	80,672	1,200,172

Michelle A. Friel	2014	437,000	—		1,391,933	—	—	51,000	1,996	1,881,929
Executive Vice President,	2013	437,000	300,000	(5)	227,266	—	—	—	1,894	966,160
General Counsel & Secretary	2012	378,279	—		500,142	—	100,000	41,000	147,087	1,166,508

Darren D. Hawkins	2014	426,154	—		737,100	—	—	41,000	87,785	1,292,039
President YRC Freight

Scott D. Ware	2014	363,153	170,520	(9)	245,700	—	—	—	1,996	781,369
President USF Holland	2013	350,000	385,000	(5)	74,640	—	—	—	1,743	811,383

(1)	See Compensation Discussion and Analysis—Description of Compensation Components—Base Salary for a discussion of base salaries for 2014.
(2)	Amounts for 2014 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of Common Stock and time-vested restricted Common Stock granted to our NEOs on the dates shown in the table below. Amounts for 2014 represent discretionary awards of Common Stock granted on February 25, 2014 and March 4, 2014 for 2013 performance presented in accordance with FASB ASC Topic 718 (120,060 shares to Mr. Welch, 60,030 to Mr. Pierson, 51,454 to Ms. Friel, 30,000 to Mr. Hawkins and 10,000 to Mr. Ware), Common Stock awarded on February 25, 2014 as bonuses in recognition of the extraordinary effort required to consummate the 2014 Financing Transactions (33,333 shares to each of Messrs. Welch and Pierson and 10,000 shares to Ms. Friel), and the Common Stock awarded on December 30, 2014 in connection with the cancelation of the employment agreements of Messrs. Welch and Pierson. See Executive Employment Agreements—Welch Employment Agreement and Executive Employment Agreements—Pierson Employment Agreement. Amounts for 2014 also reflect a one-time Common Stock award on February 25, 2014 in recognition of Messrs. Welch and Pierson and Ms. Friel’s efforts in connection with certain of the 2014 Financing Transactions. See Compensation Discussion and Analysis—Description of Compensation Components—2014 Equity Incentive Compensation—Senior Executive Equity Awards. The fair value of each grant is determined using the closing market price of our Common Stock on the grant date. The number of shares of Common Stock and restricted Common Stock awarded to each of the executives, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2014 Grants

Name	Shares	Grant Date	Closing Price ($)
James L. Welch	153,393	2/25/2014	22.65
	280,615	12/30/2014	22.74
Jamie G. Pierson	93,363	2/25/2014	22.65
	178,859	12/30/2014	22.74
Michelle A. Friel	61,454	2/25/2014	22.65
Darren D. Hawkins	30,000	3/4/2014	24.57
Scott D. Ware	10,000	3/4/2014	24.57

Amounts for 2013 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of Common Stock and time-vested restricted Common Stock granted to our NEOs on February 26, 2013. For Messrs. Welch and Pierson and Ms. Friel, amounts for 2013 represent the Common Stock awarded in 2013 for 2012 performance presented in accordance with FASB ASC Topic 718, and the Common Stock awarded in 2013 as make up awards, as described in footnote (a) below. The fair value of each grant is determined using the closing market price of our Common Stock on the grant date. The number of shares of Common Stock and restricted Common Stock awarded to each of the executives, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2013 Grants

Name	Shares		Grant Date	Closing Price ($)
James L. Welch	91,533	(a)	2/26/2013	6.22
Jamie G. Pierson	43,433	(a)	2/26/2013	6.22
Michelle A. Friel	36,538	(a)	2/26/2013	6.22
Scott D. Ware	12,000		2/26/2013	6.22

(a)	The amount for Mr. Welch includes a grant of 9,767 shares to make up a shortfall in shares that should have been included in his initial grant on December 2, 2011 and a grant of 4,665 shares to make up a shortfall in shares that should have been included in his February 20, 2012 performance grant. The amount for Mr. Pierson includes a grant of 4,883 shares to make up a shortfall in shares that should have been included in his initial grant on December 2, 2011. The amount for Ms. Friel includes a grant of 3,495 shares that should have been included in her initial grant on February 20, 2012.

Amounts for 2012 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of time-vested restricted Common Stock granted to Mr. Welch and Ms. Friel on February 20, 2012. For Mr. Welch, amounts for 2012 represent the Common Stock awarded in 2012 for 2011 performance presented in accordance with FASB ASC Topic 718. The fair value of each grant is determined using the closing market price of our Common Stock on the grant date. The number of shares of restricted Common Stock awarded to each of the executives, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2012 Grants

Name	Shares	Grant Date	Closing Price ($)
James L. Welch	72,436	2/20/2012	12.33
Michelle A. Friel	40,563	2/20/2012	12.33

(3)

Only Messrs. Welch and Hawkins and Ms. Friel are eligible to participate in our pension plans. The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefits under our qualified defined benefit pension plans. The accumulated benefits for Messrs. Welch and Hawkins and Ms. Friel under our pension plans are due to their years of prior service with us. Benefit accruals under our pension plans were frozen on July 1, 2008. In 2014, the aggregate value of Mr. Welch’s pension benefits increased by $109,000; the aggregate value of Ms. Friel’s pension benefits increased by $51,000; and the aggregate value of Mr. Hawkins’ pension benefits increased by $41,000. The increase in benefits in 2014 was due to a decrease in the interest rate used to calculate the present value of the benefits. In 2013, the aggregate value of Mr. Welch’s pension benefits decreased by $126,000 and the aggregate value of Ms. Friel’s pension benefits decreased by $28,000. The decrease was due to an increase in the interest rate used to calculate the present value of the benefits. The increase in benefits in 2012 was due to a decrease in the interest rate used to calculate the present value of the benefits. The monthly benefit payable at retirement did not increase.
(4)	All other compensation for 2014 includes the following:

Name	Perquisite Payments ($)		Relocation Reimbursement ($)		Total ($)
James L. Welch	14,988	(a)	—		14,988
Jamie G. Pierson	108,325	(b)	—		108,325
Michelle A. Friel	1,996	(c)	—		1,996
Darren D. Hawkins	1,996	(d)	85,789	(e)	87,785
Scott D. Ware	1,996	(f)	—		1,996

(a)	Represents $14,793 paid for the cost of Mr. Welch’s health and welfare benefits, $81 for family travel expenses reimbursed by us and $114 paid for the cost of premiums for a term life insurance policy paid by us.
(b)	Represents amounts reimbursed to Mr. Pierson for temporary living expenses while in Overland Park, Kansas and reasonable costs incurred in his weekly travel from his home in Dallas, Texas to Overland Park. The total amount incurred by Mr. Pierson for his 2014 temporary living expenses and travel costs was $106,569. This total amount includes reimbursement of $34,475 of taxes with respect to these temporary living expenses and travel costs. Also represents $1,642 paid for the cost of Mr. Pierson’s health and welfare benefits and $114 paid for the cost of premiums for a term life insurance policy paid by us.
(c)	Represents $1,882 paid for the cost of Ms. Friel’s health and welfare benefits paid by us and $114 paid for the cost of premiums for a term life insurance policy paid by us.
(d)	Represents $1,882 paid for the cost of Mr. Hawkins’ health and welfare benefits paid by us and $114 paid for the cost of premiums for a term life insurance policy paid by us.
(e)	Represents a $40,000 lump sum relocation payment by us, $26,415 moving and relocation expenses reimbursed by us, $680 for family travel expenses reimbursed by us and reimbursement of $18,694 of taxes with respect to these relocation costs.
(f)	Represents $1,882 paid for the cost of Mr. Ware’s health and welfare benefits paid by us and $114 paid for the cost of premiums for a term life insurance policy paid by us.
(5)	Represents discretionary bonuses to Messrs. Welch and Ware and Ms. Friel in January 2014 in recognition of 2013 performance.
(6)	Represents the remainder of Mr. Pierson’s retention bonus released from escrow and paid to Mr. Pierson in 2014 under his employment agreement.
(7)	Represents a discretionary bonus of $825,000 paid to Mr. Pierson in January 2014 in recognition of 2013 performance, and $209,000 of the retention bonus released from escrow and paid to Mr. Pierson in 2013 under his employment agreement.
(8)	Represents a retention bonus paid to Mr. Pierson under his employment agreement.
(9)	Represents a bonus paid to Mr. Ware under the 2014 AIP in February 2015 in recognition of 2014 performance. See Compensation Discussion and Analysis—Description of Compensation Components—Annual Cash Incentive Compensation—2014 Annual Incentive Plan.

Executive Employment Agreements

Welch Employment Agreement

On July 22, 2011, we entered into an employment agreement with Mr. Welch (Welch Agreement), which was amended on October 30, 2012. On December 30, 2014, and as further described below, the Welch Agreement was canceled. Until cancelation, the Welch Agreement, as amended, contained the following key terms and conditions:

•	a four-year employment term, commencing on July 22, 2011 and ending on July 22, 2015;

•	an annualized base salary of $712,000 per year, which could be increased, but not decreased, by the Board in its discretion;

•	an initial grant of restricted Common Stock equal to 0.6% of our outstanding Common Stock on a fully-diluted basis on the grant date, 25% of which vested on January 1, 2013 and an additional 25% of which vested or was to vest on each of July 22, 2013, July 22, 2014 and July 21, 2015, provided Mr. Welch continued to be employed by us on those dates;

•	annual equity awards of up to 0.35% of our outstanding Common Stock on a fully-diluted basis on each grant date within 90 days after the end of each of the first four fiscal years occurring during the term of the Welch Agreement, based upon the level of achievement of performance goals to be determined by the Compensation Committee each year. The equity award for 2011 performance vested fully on February 20, 2013, and subsequent annual performance-based awards vested 50% on the grant date and 50% on the first anniversary of the grant date, provided Mr. Welch continued to be employed by us on those dates;

•	if, at the expiration of the Welch Agreement, the aggregate number of shares received as the initial grant and subsequent annual performance-based awards was less than 2.0% of our then outstanding Common Stock on a fully-diluted basis on such date, then Mr. Welch was to receive an equity adjustment award to make up the difference, which would be fully vested on the grant date;

•	a cash bonus payable in 2013 in an amount not to exceed $250,000 if certain performance criteria determined by the Compensation Committee were satisfied during 2012, the full amount of which Mr. Welch received in 2013 based upon full achievement of the $233 million Adjusted EBITDA target for 2012; and

•	participation in our benefit and insurance programs available to senior executives, payment of medical and dental plan premiums, a term life insurance policy, four weeks of vacation per year, and reimbursement of reasonable business expenses.

On December 30, 2014, Mr. Welch and the Company entered into a cancelation agreement that canceled the Welch Agreement. As consideration for canceling the Welch Agreement, (i) Mr. Welch entered into a severance agreement, as described below, (ii) Mr. Welch remained entitled to (a) continue participation in our benefit programs available to senior executives, (b) payment of medical and dental plan premiums, and (c) a $500,000 term life insurance policy while Mr. Welch is employed by us, all of which Mr. Welch was entitled to under the Welch Agreement, and (iii) we granted the remaining 280,615 equity awards that were contractually guaranteed to Mr. Welch under the Welch Agreement on the sole condition in his original agreement that he remained our employee through the end of his contract term. This equity award vested or will vest 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016. Although the timing of the equity grant has been accelerated to effectuate the termination of the Welch Agreement, the vesting schedule of the equity grants approximates the vesting schedule timing set forth in the Welch Agreement. Accordingly, no additional consideration was conveyed to Mr. Welch by making the grant early and there was no reduction in retention incentives for the Company as the original vesting schedule has largely been retained. For a further description of Mr. Welch’s severance agreement, see Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements.

Pierson Employment Agreement

On November 3, 2011, we entered into an employment agreement with Mr. Pierson (Pierson Agreement), which was amended October 30, 2012. On December 30, 2014, and as further described below, the Pierson Agreement was canceled. Until cancelation, the Pierson Agreement, as amended, contained the following key terms and conditions:

•	an employment term commencing on November 3, 2011 and ending on December 31, 2015;

•	an annualized base salary of $612,000 per year, which could be increased, but not decreased, by the Board in its discretion;

•	an initial grant of restricted Common Stock equal to 0.3% of our outstanding Common Stock on a fully-diluted basis on the grant date, 25% of which vested on January 1, 2013 and an additional 25% of which vested or was to vest on each of November 3, 2013, November 3, 2014 and November 3, 2015, provided Mr. Pierson continued to be employed by us on those dates;

•	annual equity awards of up to 0.175% of our outstanding Common Stock on a fully-diluted basis on each grant date within 90 days after the end of each of the first four full fiscal years occurring during the term of the Pierson Agreement, based upon the level of achievement of performance goals to be determined by the Compensation Committee each year. These annual performance-based equity awards vested 50% on the grant date and 50% on the first anniversary of the grant date, provided Mr. Pierson continued to be employed by us on those dates;

•	if, at the expiration of the Pierson Agreement, the aggregate number of shares received as the initial grant and subsequent annual performance-based awards was less than 1.0% of our then outstanding Common Stock on a fully-diluted basis on such date, then Mr. Pierson was to receive an equity adjustment award to make up the difference, which would be fully vested on the grant date;

•	a cash bonus payable in 2013 in an amount not to exceed $250,000 if certain performance criteria determined by the Compensation Committee were satisfied during 2012, the full amount of which Mr. Pierson received in 2013, based upon full achievement of the $233 million Adjusted EBITDA target for 2012;

•	a signing bonus and retention bonus as described in Description of Compensation Components —Signing and Retention Bonus for Mr. Pierson;

•	participation in our benefit and insurance programs available to senior executives, four weeks of vacation per year, and reimbursement of reasonable business expenses; and

•	relocation assistance per our relocation program and temporary housing and travel expenses of up to $6,000 per month, plus a gross up for tax purposes.

On December 30, 2014, Mr. Pierson and the Company entered into a cancelation agreement that canceled the Pierson Agreement. As consideration for canceling the Pierson Agreement, Mr. Pierson entered into a severance agreement, as described below, and we granted the remaining 178,859 equity awards that were contractually guaranteed to Mr. Pierson under the Pierson Agreement on the sole condition in the Pierson Agreement that he remained our employee through the end of his contract term. This equity award vested or will vest 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016. While the timing of the equity grant and, to some degree, the vesting thereof, have been accelerated to effectuate the termination of the Pierson Agreement, the Compensation Committee has determined that the accelerated grant and vesting of the contractually-guaranteed shares are in the best interest of the Company and still provide adequate retention incentive for Mr. Pierson. For a further description of Mr. Pierson’s severance agreement, see Potential Payments upon Termination or Change of Control—Welch and Pierson Severance Agreements.

The sole purpose of the December 2014 grants to Mr. Welch and Mr. Pierson was to effectuate the termination of Welch Agreement and Pierson Agreement, as such agreements were no longer necessary or appropriate given our improved operating results and financial position. In 2015, Mr. Welch and Mr. Pierson will participate in the market-based executive compensation pay structure that will include base pay and performance-based cash and equity incentives.

Friel Employment Agreement

On January 9, 2012, we entered into an employment agreement with Ms. Friel (Friel Agreement), which was amended on October 30, 2012. On January 2, 2015, Ms. Friel separated from the Company as further discussed below. Prior to such separation, the Friel Agreement, as amended, contained the following key terms and conditions:

•	an employment term commencing on February 13, 2012 and ending December 31, 2015;

•	an annualized base salary of $437,000 per year, which could be increased, but not decreased, by the Board in its discretion;

•	an initial grant of restricted Common Stock equal to 0.2% of our outstanding Common Stock on a fully-diluted basis on the grant date, 25% of which vested on January 1, 2013, and an additional 25% of which vested or was to vest on January 1, 2014, January 1, 2015, and December 31, 2015, provided Ms. Friel continued to be employed by us on those dates;

•	annual equity awards of up to 0.15% of our outstanding Common Stock on a fully-diluted basis on each grant date within 90 days after the end of each of the first four full fiscal years occurring during the term of the Friel Agreement, based upon the level of achievement of performance goals to be determined by the Compensation Committee each year. These annual performance-based equity awards vested 50% on the grant date and 50% on the first anniversary of the grant date, provided Ms. Friel continued to be employed by us on those dates;

•	if, at the expiration of the Friel Agreement, the aggregate number of shares received as the initial grant and subsequent annual performance-based awards is less than 0.8% of our then outstanding Common Stock on a fully-diluted basis on such date, then Ms. Friel was to receive an equity adjustment award to make up the difference, which would be be fully vested on the grant date;

•	an annual cash bonus if certain performance criteria for the year determined by the Compensation Committee were satisfied; and

•	participation in our benefit and insurance programs available to senior executives, four weeks of vacation per year, and reimbursement of reasonable business expenses.

On November 21, 2014, Ms. Friel notified us of her intention to resign from the Company. Ms. Friel separated from the Company on January 2, 2015 (the Separation Date), subject to certain notification provisions set forth in the separation agreement between Ms. Friel and the Company, entered into on November 21, 2014 (the Separation Agreement). Subject to, among other things, Ms. Friel’s execution of a general release and compliance with certain restrictive covenants in the Friel Agreement, Ms. Friel became entitled to receive continued monthly payment of her base salary for the eighteen (18) month period beginning on the 60th day following the Separation Date. In connection with Ms. Friel’s resignation, the Compensation Committee agreed to cause Ms. Friel’s 52,757 unvested shares of restricted stock of the Company to fully vest on January 9, 2015.

See Potential Payments Upon Termination or Change of Control—Welch and Pierson Severance Agreements and Friel Separation Agreement for amounts payable to Messrs. Welch and Pierson and Ms. Friel following termination of employment as of December 31, 2014.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Equity Award ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
James L. Welch
2014 AIP	N/A	510,000	1,700,000	3,400,000	—	—
Stock Award (3)	2/25/14	—	—	—	120,060	2,719,359
Stock Award (4)	2/25/14	—	—	—	33,333	754,992
Stock Award (5)	12/30/14	—	—	—	280,615	6,381,185
Jamie G. Pierson
2014 AIP	N/A	390,000	1,300,000	2,600,000	—	—
Stock Award (3)	2/25/14	—	—	—	60,030	1,359,680
Stock Award (4)	2/25/14	—	—	—	33,333	754,992
Stock Award (5)	12/30/14	—	—	—	178,859	4,067,254
Michelle A. Friel
2014 AIP	N/A	150,000	500,000	1,000,000	—	—
Stock Award (3)	2/25/14	—	—	—	51,454	1,165,433
Stock Award (4)	2/25/14	—	—	—	10,000	226,500
Darren D. Hawkins
2014 AIP	N/A	140,000	400,000	800,000	—	—
Stock Award (6)	3/4/14	—	—	—	30,000	737,100
Scott D. Ware
2014 AIP	N/A	98,000	280,000	560,000	—	—
Stock Award (6)	3/4/14	—	—	—	10,000	245,700

(1)	Represents Common Stock granted to Messrs. Welch and Pierson and Ms. Friel under the 2011 Plan pursuant to their former employment agreements and a special one-time award for their efforts in connection with the 2014 Financing Transaction. Amounts also represent restricted Common Stock granted under the 2011 Plan to Messrs. Hawkins and Ware.
(2)	Amounts represent the aggregate grant date fair value of the Common Stock awards computed in accordance with FASB ASC Topic 718. See note 2 to the Summary Compensation Table.
(3)	On February 25, 2014, the Compensation Committee awarded a discretionary award of 120,060 shares of Common Stock to Mr. Welch, representing 0.35% of our outstanding Common Stock on a fully-diluted basis on the grant date, which was the maximum award for which he was eligible pursuant to the Welch Agreement for 2013 performance. On February 25, 2014, the Compensation Committee awarded a discretionary award of 60,030 shares of Common Stock to Mr. Pierson, representing 0.175% of our outstanding Common Stock on a fully-diluted basis on the grant date, which was the maximum award for which he was eligible pursuant to the Pierson Agreement for 2013 performance. On February 25, 2014, the Compensation Committee awarded a discretionary award of 51,454 shares of Common Stock to Ms. Friel, representing 0.15% of our outstanding Common Stock on a fully-diluted basis on the grant date, which was the maximum award for which she was eligible pursuant to the Friel Agreement for 2013 performance. The grant date for financial statement reporting purposes pursuant to FASB ASC Topic 718 was February 25, 2014. These awards vested 50% on the grant date and 50% on the first anniversary of the grant date. The fair value of each award is determined using the closing market price of our Common Stock on the grant date.

(4)	On February 25, 2014, the Compensation Committee also awarded 33,333 shares, 33,333 shares and 10,000 shares of Common Stock to Messrs. Welch and Pierson and Ms. Friel, respectively. The fair value of each award is determined using the closing market price of our Common Stock on the grant date.
(5)	Represents awards of Common Stock granted on December 30, 2014 pursuant to the cancelation of the employment agreements of Messrs. Welch and Pierson. The awards vested 20% on February 28, 2015, and will vest 60% on July 31, 2015 and 20% on February 28, 2016. For a description of the cancelation of the employment agreements see Executive Employment Agreements—Welch Employment Agreement and Executive Employment Agreements—Pierson Employment Agreement.
(6)	Represents awards of time-vesting restricted Common Stock to Messrs. Hawkins and Ware. These awards vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. The fair value of each award is determined using the closing market price of our Common Stock on the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2014.

	Stock Awards
Name	No. of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested ($) (1)	Equity incentive plan awards: Number of Unearned shares or other rights that have not yet vested (#)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($) (1)
James L. Welch (2)	390,356	8,779,106	—	—
Jamie G. Pierson (2)	242,063	5,443,997	—	—
Michelle A. Friel (2)	52,757	1,186,505	—	—
Darren D. Hawkins (2)	27,500	618,475	—	—
Scott D. Ware (2)	23,500	528,515	—	—

(1)	The market value of unvested stock awards was calculated based on the per share closing price of our Common Stock of $22.49 on December 31, 2014 (the last business day of 2014).
(2)	Represents unvested restricted Common Stock granted under the 2011 Plan. For Mr. Welch, includes (i) 60,030 shares of restricted Common Stock granted on February 25, 2014, which vested on February 25, 2015, (ii) 16,667 shares of restricted Common Stock granted on February 25, 2014 which vested on February 25, 2015, (iii) 2,442 shares of restricted Common Stock granted on February 26, 2013, which vest on July 21, 2015, (iv) 30,602 shares of restricted Common Stock granted on February 26, 2013, which vest on July 21, 2015 and (v) 280,615 shares of restricted Common Stock granted on December 30, 2014 in connection with the cancelation of his employment agreement, which vested or vest 20% on February 28, 2015, 60% on July 31, 2015, and 20% on February 28, 2016. See Executive Employment Agreements—Welch Employment Agreement. For Mr. Pierson, includes (i) 30,015 shares of restricted Common Stock granted on February 25, 2014, which vested on February 25, 2014, (ii) 16,667 shares of restricted Common Stock granted on February 25, 2014, which vested on February 25, 2015, (iii) 1,221 shares of restricted Common Stock granted on February 26, 2103, which vest on November 3, 2015, (iv) 15,301 shares of restricted Common Stock granted on January 1, 2013, which vest on November 3, 2015 and (v) 178,859 shares of restricted Common Stock granted on December 30, 2014, in connection with the cancelation of his employment agreement, which vested or vest 20% on February 28, 2015, 60% on July 31, 2015, and 20% on February 28, 2016. See Executive Employment Agreements—Pierson Employment Agreement. For Ms. Friel, includes (i) 52,757 shares of restricted Common Stock, which vested on January 9, 2015 in connection with her separation agreement. See Executive Employment Agreements—Friel Employment Agreement. For Mr. Hawkins, includes (i) 15,000 shares of restricted Common Stock granted on March 4, 2014, which vested on March 4, 2015, (ii) 7,500 shares of restricted Common Stock granted on January 14, 2013, which vested or vest in three equal installments on January 14, 2015, January 14, 2016 and January 14, 2017, and (iii) 5,000 shares of restricted Common Stock granted on February 26, 2013, which vested on February 26, 2015. For Mr. Ware, includes (i) 5,000 shares of restricted Common Stock granted on March 4, 2014, which vested on March 4, 2015, (ii) 6,000 shares of restricted Common Stock granted on February, 26, 2013, which vested on February 26, 2015, (iii) 2,500 shares of restricted Common Stock granted on August 15, 2012, which vest in two equal installments on August 15, 2015 and August 15, 2016, (iv) 5,000 shares of restricted Common Stock granted on May 22, 2012, which vest in two equal installments on May 22, 2015 and May 22, 2016 and (v) 5,000 shares of restricted Common Stock granted on February 20, 2012, which vest in two equal installments on February 20, 2015 and February 20, 2016.

Option Exercises and Stock Vested

The following table displays amounts received through restricted stock vesting during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
James L. Welch	148,290	3,529,821
Jamie G. Pierson	82,478	1,861,793
Michelle A. Friel	58,264	1,285,974
Darren D. Hawkins	22,500	513,275
Scott D. Ware	17,250	391,205

(1)	For Mr. Welch, includes vesting of 30,601 shares of restricted Common Stock granted on December 2, 2011, vesting of 38,551 shares of restricted Common Stock granted on February 26, 2013, vesting of 2,442 shares of restricted Common stock granted as a makeup award on February 26, 2013, vesting of 60,030 shares of restricted Common Stock granted on February 25, 2014 and vesting of 16,666 shares of restricted Common Stock granted on February 25, 2014. For Mr. Pierson, include vesting of 15,301 shares of restricted Common Stock granted on December 2, 2011, vesting of 19,275 shares of restricted Common Stock granted on February 26, 2013, vesting of 1,221 shares of restricted Common stock granted as a makeup award on February 26, 2013, vesting of 30,015 shares of restricted Common Stock granted on February 25, 2014 and vesting of 16,666 shares of restricted Common Stock granted on February 25, 2014. For Ms. Friel, includes vesting of 10,141 shares of restricted Common Stock granted on February 20, 2012, vesting of 16,522 shares of restricted Common Stock granted on February 26, 2013, vesting of 874 shares of restricted Common Stock granted as a makeup award on February 26, 2013, vesting of 5,000 shares of restricted Common Stock granted on February 25, 2014 and the vesting of 25,727 shares of restricted Common Stock granted on February 25, 2014. For Mr. Hawkins, includes vesting of 2,500 shares of restricted Common Stock granted on January 14, 2013, vesting of 5,000 shares of restricted Common Stock granted on February 26, 2013 and vesting of 15,000 shares of restricted Common Stock granted on March 4, 2014. For Mr. Ware, includes vesting of 2,500 shares of restricted Common Stock granted on February 20, 2012, vesting of 2,500 shares of restricted Common Stock granted on May 22, 2012, vesting of 1,250 shares of restricted Common Stock granted on August 15, 2012, vesting of 6,000 shares of restricted Common Stock granted on February 26, 2013 and vesting of 5,000 shares of restricted Common Stock granted on March 4, 2014.
(2)	Values are based on the closing price of our Common Stock on the vesting date.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2014.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
James L. Welch	Yellow Pension	28	1,168,000	—
Michelle A. Friel	Yellow Pension	11	190,000	—
Darren D. Hawkins	Yellow Pension	18	175,000	—

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:
(a)	a FASB ASC Topic 715 discount rate of 5.23%;
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension Plan, except that an expected retirement age of 58 for Mr. Welch and Ms. Friel was used because that is the earliest age at which he or she may retire under the applicable plan without benefit reduction;
(c)	the RP-2000, projected seven years from the valuation date for annuitant using scale AA, was used as the post-retirement mortality table and no table was used for pre-retirement mortality; and
(d)	a discount percentage of 5.23% was used to calculate the lump sum distribution.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation earned before July 1, 2008. Participants are vested after five years of service.

Mr. Welch, Ms. Friel and Mr. Hawkins will be entitled to an annual pension benefit (single life annuity) at age 65 of $80,395, $19,914 and $16,953, respectively. If a participant is age 55 to 65 and has 10 or more years of credited service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60 and 90% at age 64. Mr. Welch, who is 60, is the only current NEO eligible for early retirement under the plan.

Supplemental Retirement Plans

The Code limited covered compensation under the Yellow Corporation Pension Plan to $250,000 in 2012 and imposed maximum annual benefit limitations, which could cause a reduction in the benefits payable under the pension plan. In the future, regulations issued under the Code may adjust these limitations. We have adopted supplemental retirement plans to provide for the payment of benefits to certain plan participants who would lose benefits as a result of present or future Code provisions limiting the benefits payable or the compensation taken into account in computing these benefits, though no NEOs for 2014 are participants under these supplemental retirement plans.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this proxy statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under the terms of our pension plans, described under Pension Benefits above.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2014.

Welch and Pierson Severance Agreements

For purposes of the Welch and Pierson severance agreements, entered into on December 31, 2014, cause means:

•	willful misconduct or gross negligence in the performance of the executive’s duties to the Company;

•	the executive’s continued refusal to substantially perform his material duties to the Company or to follow the lawful directives of the Company’s Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company;

•	the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

•	material breach of his severance agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within 10 days of notice from the Company.

For purposes of the Welch and Pierson severance agreements, good reason to resign exists if, within 30 days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	a reduction in base salary or target bonus;

•	material diminution in duties or responsibilities or the assignment of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the executive in an enterprise of comparable size and structure;

•	the assignment of duties to the executive that are materially inconsistent with the executive’s position with the Company;

•	a required relocation of the executive’s primary office location of more than fifty (50) miles; or

•	material breach of our obligations under the severance agreement or other material agreement with the executive.

If we terminate an executive’s employment for cause, if an executive resigns without good reason, or upon the executive’s death or disability, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement or other arrangement in which he participates.

If we terminate the employment of Mr. Welch or Mr. Pierson without cause or if either executive terminates his employment for good reason, that executive will be entitled to continued payment of his annual base salary as in effect at the time of termination for 24 months, in the case of Mr. Welch, and 18 months, in the case of Mr. Pierson, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a change of control, each of Mr. Welch and Mr. Pierson will be entitled to (i) a lump sum payment equal to twice the sum of that executive’s then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months and (iii) vesting of outstanding equity awards with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options). Each of Mr. Welch and Mr. Pierson will be entitled to participate in the Company’s annual incentive plan and various health and other benefit plans available to senior executives while each executive remains employed by the Company.

For a period of 12 months following any termination, Mr. Welch and Mr. Pierson have agreed (i) not to compete with us and (ii) not to solicit our customers or employees and not to interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Welch and Mr. Pierson if they breach any of these restrictive covenants.

Friel Separation Agreement

We entered into a separation agreement with Ms. Friel on November 21, 2014. Ms. Friel’s employment with the Company terminated on January 2, 2015. Her termination was a termination without cause under her employment agreement. Ms. Friel’s separation agreement provided certain post-termination benefits in lieu of those in her employment agreement.

For purposes of Ms. Friel’s employment agreement and separation agreement, cause means:

•	commission of, or guilty plea or plea of no contest to, a felony or misdemeanor involving moral turpitude;

•	conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to his or her duties with us;

•	negligence, bad faith or misconduct which causes material reputational or material economic harm to us;

•	continued refusal to substantially perform his or her essential duties under his or her employment agreement, which is not remedied after written notice; or

•	breach of the obligations under his or her employment agreement or Company policies which is not remedied after written notice.

For purposes of Ms. Friel’s employment agreement and separation agreement, good reason to resign exists if, within 30 days after she knows (or has reason to know) of the occurrence of any of the following events, she provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	material reduction in base salary;

•	material diminution in duties or responsibilities or the assignment of duties or responsibilities that materially impairs her ability to perform the duties or responsibilities then assigned to her or normally assigned to the General Counsel in an enterprise of comparable size and structure; or

•	material breach of our obligations under her employment agreement.

If we had terminated Ms. Friel’s employment for cause, she would have been entitled to the following compensation:

•	within 10 business days following such termination, any unpaid base salary earned through the date of termination;

•	within 30 days following such termination, reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement or other arrangement in which she participates.

Upon Ms. Friel’s separation with the Company (or upon death or disability prior to her separation with the Company), Ms. Friel was entitled to the following compensation under the terms of her separation agreement:

•	continued monthly payment of her base salary for 18 month commencing on the 60th day following her separation date;

•	reimbursement of certain COBRA health premiums for a period of 18 months; and

•	the accelerated vesting of all shares of otherwise unvested restricted stock.

Under the terms of her separation agreement, Ms. Friel agreed not to divulge any confidential information or engage in any competitive business (as such terms are defined in her separation agreement) for 18 months following termination, solicit certain of our employees for 24 months following termination, or solicit any customer or cause any customer to terminate any business relationship with us for 18 months following termination. We may cease making severance payments to an executive if she breaches any of these restrictive covenants.

Executive Separation Guidelines

The Compensation Committee may provide severance and change of control compensation under the Prior Guidelines or our new Severance Policy. See Compensation Discussion and Analysis—Executive Separation Guidelines and Severance Policy.

Restricted Stock Award Agreements

Our NEOs are parties to restricted stock award agreements. These agreements provide that if the NEOs employment terminates prior to vesting due to death, disability or retirement at or after age 65, all of the unvested equity will immediately vest.

If the executive’s employment is terminated for any reason other than death, disability or retirement, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, all unvested restricted Common Stock will immediately vest. Change of control is defined in the restricted stock agreements as:

•	a third person, including a group as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires our shares after the grant date that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of our stock;

•	a third person, including a group as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) our shares after the grant date and as a result thereof becomes the beneficial owner of our shares having 35 percent or more of the total voting power of our stock; or

•	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board before the date of such appointment or election.

The following table estimates of the value of payments and benefits that would become payable or accrue to our NEOs as of December 31, 2014 under the scenarios described below, in each case based on the assumptions described in the footnotes to the table.

		Type of Payment (1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)	Other Payments ($)		Gross-Up and Excise Tax Payments ($)	Total Payments ($)
James L. Welch	Termination without Cause or for Good Reason	1,700,000		—	31,485	(4)	—	1,731,485
	Termination upon Death, Disability or Retirement at or after 65	—		8,779,106	—		—	8,779,106
	Change of Control with No Termination, Death or Disability	5,100,000		8,779,106	31,485	(4)	—	13,910,591

Jamie G. Pierson	Termination without Cause or for Good Reason	918,000		—	31,485	(4)	—	949,485
	Termination upon Death, Disability or Retirement at or after 65	—		5,443,997	—		—	5,443,997
	Change of Control with No Termination, Death or Disability	3,824,000		5,443,997	31,485	(4)	—	9,299,482

Michelle A. Friel	Termination without Cause or for Good Reason	655,500		1,186,505	—		—	1,842,005
	Termination upon Death, Disability or Retirement at or after 65	655,500		1,186,505	—		—	1,842,005
	Change of Control with No Termination, Death or Disability	—		1,186,505	—		—	1,186,505

Darren D. Hawkins	Termination without Cause or for Good Reason	450,000	(5)	—	—		—	450,000
	Termination upon Death, Disability or Retirement at or after 65	—		618,475	—		—	618,475
	Change of Control with No Termination, Death or Disability	—		618,475	—		—	618,475

Scott D. Ware	Termination without Cause or for Good Reason	380,000	(5)	—	—		—	380,000
	Termination upon Death, Disability or Retirement at or after 65	—		528,515	—		—	528,515
	Change of Control with No Termination, Death or Disability	—		528,515	—		—	528,515

(1)	Excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.
(2)	The value of the post-termination compensation included in the Cash Severance column for Messrs. Hawkins and Ware and the estimated value of COBRA continuation benefits included in the Other Payments column for all of our NEOs are contemplated by the executive separation guidelines in effect as of December 31, 2014, also referred to as the Prior Guidelines. The Prior Guidelines provide that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion. The Prior Guidelines were intended to provide guidance only, were not binding on the Compensation Committee and did not create any entitlements for executives.

(3)	The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The information excludes awards that were vested on December 31, 2014. Pursuant to our equity award agreements and applicable plans, all unvested restricted Common Stock will vest upon a change of control, death, disability or retirement. The payment was calculated based upon the $22.49 closing price of our Common Stock on December 31, 2014.
(4)	This amount represents the estimated value of COBRA continuation benefits for up to 18 months.
(5)	This amount represents post-termination compensation in an amount equal to 100% of annual base salary, payable in 12 monthly installments as contemplated by the Prior Guidelines. The Prior Guidelines were intended to provide guidance only, were not binding on the Compensation Committee and did not create any entitlements for executives.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 on our compensation plans under which equity securities are authorized for issuance. All share amounts have been adjusted to reflect our 1-for-300 reverse stock split on December 1, 2011. The table does not reflect issuances made during 2015.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by Stockholders	1,304,187	(1)	$3,661	(2)	3,087,095	(3)
Equity compensation plans not approved by Stockholders	—		—		—

Total	1,304,187		$3,661		3,087,095

(1)	Includes 33,101 shares issuable upon the exercise of stock options and 1,271,086 shares issuable upon vesting of restricted Common Stock and RSUs.
(2)	Does not take into account shares issuable upon vesting of restricted Common Stock or RSUs, which have no exercise price.
(3)	Represents 3,087,095 shares available for issuance under our 2011 Plan.

Audit & Ethics Committee Report

The Audit & Ethics Committee (the Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the NASDAQ Listing Rules), met six times in 2014 and operates under a written charter last amended by the Board in July 2014, which is available on the Board Committee Charters and Code of Conduct page of our website at www.yrcw.com. As provided in the Charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2014 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls as of and for the year ended December 31, 2014.

The Committee reviewed with the independent registered public accounting firm, KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, the independent registered public accounting firm, Company management and the Company’s general counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2015 fiscal year.

Raymond J. Bromark, Chairman

Douglas A. Carty

Robert L. Friedman

Audit and Audit-Related Fees

The following fees were paid to KPMG for 2014 and 2013:

	KPMG 2014	KPMG 2013
Audit fees (1)	$2,990,669	$2,601,085
Audit-related fees (2)	80,000	82,500
Tax fees	—	—
All other fees (3)	346,645	—

Total	$3,417,314	$2,683,585

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consist of employee benefit plan audits.
(3)	Represents fees related to advisory services regarding the Company’s procurement function.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chairman of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any approval by the Chairman must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit, audit-related and other services and fees for 2014. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

The Audit & Ethics Committee determined that the level of KPMG’s fees for providing audit-related services is compatible with maintaining KPMG’s independence.

Certain Relationships and Related Transactions

On February 20, 2013, we entered into an Advisory Agreement with MAEVA Group, LLC (MAEVA), a company owned and controlled by Harry J. Wilson and of which Mr. Wilson is Chairman and CEO. Mr. Wilson served until March 2, 2014 as a Series A Director appointed by the IBT and was not an independent director. Under the Advisory Agreement, MAEVA provided advisory, analytical, consulting and other services to us in connection with various restructuring transactions and/or other strategic initiatives.

We paid a $5.5 million completion fee to MAEVA in January 2014 in connection with the completion of the 2014 Financing Transactions. Additionally in February 2014, we paid MAEVA an incremental fee of $3.5 million in recognition of its critical role and performance in designing and leading a series of highly complicated, challenging and interdependent transactions that were critical to the 2014 Financing Transactions. The term of the Advisory Agreement was extended for the first two months of 2014 in connection with the implementation of the 2014 Financing Transactions. Our entry into the Advisory Agreement and the fees paid to MAEVA in connection with the 2014 Financing Transactions were approved by the independent members of the Board.

Related Party Transaction Policies and Procedures

Our Board of Directors has adopted a Related Party Transaction Policy. Our Related Party Transaction Policy requires that a Related Party (as defined as in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to our Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of our Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly-scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, our Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any vote on a Related Party Transaction in which they have an interest.

PROPOSAL 2

ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement. As selected by our Stockholders at the 2011 Annual Meeting and approved by our Board, advisory votes on executive compensation are held annually. The next scheduled advisory vote on executive compensation and the next scheduled advisory vote on the frequency of future say-on-pay votes are at the 2016 Annual Meeting.

Executive compensation is an important issue for our Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted an executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of our Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for 2015. KPMG has confirmed to the Audit & Ethics Committee that they are independent accountants with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG will be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for 2015, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

10990 ROE AVENUE OVERLAND PARK, KS 66211

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 27, 2015 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65836-P46798                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

YRC WORLDWIDE INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors of YRC Worldwide Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.				All	All	Except

				☐	☐	☐

1.	Election of Directors
Nominees:
	01)	Raymond J. Bromark	05) Michael J. Kneeland
	02)	Matthew A. Doheny	06) James L. Welch
	03)	Robert L. Friedman	07) James F. Winestock
	04)	James E. Hoffman
									For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.								☐	☐	☐
3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Website available 24 hours a day, 7 days a week

Reminder: Electronic Voting is also available.

You may vote these shares or Series B Notes by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the Company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on April 28, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M65837-P46798

YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James L. Welch and Leah K. Dawson, and each of them, with full power of substitution. Proxies of the undersigned to vote all shares of Common Stock, Series A Voting Preferred Stock and 10% Series B Notes due 2015 of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on April 28, 2015 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

    If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof, the majority of the Proxies present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)

10990 ROE AVENUE OVERLAND PARK, KS 66211

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 21, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 21, 2015 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65840-P46798                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

YRC WORLDWIDE INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors of YRC Worldwide Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.				All	All	Except

				☐	☐	☐

1.	Election of Directors
Nominees:
	01)	Raymond J. Bromark	05) Michael J. Kneeland
	02)	Matthew A. Doheny	06) James L. Welch
	03)	Robert L. Friedman	07) James F. Winestock
	04)	James E. Hoffman
									For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.								☐	☐	☐
3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Website available 24 hours a day, 7 days a week

Reminder: Electronic Voting is also available.

You may vote these shares by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the Company money.

Just follow the instructions on your Proxy Card.

Participants in the Teamster-National 401(k) Savings Plan have the right to direct the Board of Trustees of the Teamster-National 401(k) Savings Plan regarding how to vote the shares of YRC Worldwide Inc. common stock attributable to these individual accounts at the Annual Meeting of Stockholders to be held April 28, 2015.

Shares attributable to participant accounts will be voted as directed. If a participant’s vote is not received by April 21, 2015, shares attributable to that participant’s account will be voted in proportion to directions received from other plan participants. Participant votes are tabulated confidentially.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on April 28, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

M65841-P46798

YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James L. Welch and Leah K. Dawson, and each of them, with full power of substitution. Proxies of the undersigned to vote all shares of Common Stock of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on April 28, 2015 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

    If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof, the majority of the Proxies present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)